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Exhibit 2.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND BETWEEN
US BIOENERGY CORPORATION (“Seller”)
AND
AGMOTION, INC. (“Buyer”)
December 5, 2007

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(continued)

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ANNEXES

Annex A	List of Transferred Assets

SCHEDULES

Schedule 2.1(c)(ii)	Seller Holdback Receivables
Schedule 2.1(c)(iii)	Receivables Treated as Eligible Receivables
Schedule 2.1(e)	Permitted Liabilities

Schedule 4.1(b)	Seller Governing Documents
Schedule 4.1(c)	UBES Foreign Qualifications
Schedule 4.1(d)	UBES Governing Documents
Schedule 4.1(e)	UBES Subsidiaries
Schedule 4.1(f)	UBEI Foreign Qualifications
Schedule 4.1(g)	UBEI Governing Documents
Schedule 4.1(h)	UBEI Subsidiaries
Schedule 4.2(c)	Required Consents
Schedule 4.3	Capitalization; Subsidiaries; Other Interests — Seller, UBES and UBEI Financial Statements
Schedule 4.6	Undisclosed Liabilities
Schedule 4.7	Certain Developments
Schedule 4.8	Tax Matters
Schedule 4.9	List of Assets
Schedule 4.10	Location of Assets
Schedule 4.11	Products Liability Warranties
Schedule 4.12	Real Property Leases
Schedule 4.13	Tangible Personal Property Leases
Schedule 4.14	Intangible Property
Schedule 4.15	Material Contracts
Schedule 4.16	Insurance and Surety Bonds
Schedule 4.17	Governmental Authorizations and Permits; Compliance with Law
Schedule 4.18	Employees
Schedule 4.19	Employee Benefits
Schedule 4.20	Environmental Matters
Schedule 4.21	Legal Proceedings
Schedule 4.22	Powers of Attorney and Authorized Agents
Schedule 4.25	Related Party Transactions
Schedule 4.27	Banks and Accounts
Schedule 10	Blue Ford Operations

EXHIBITS

Exhibit A	Non-Competition Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Transition Service Agreement
Exhibit D	Wichita Sublease Agreement
Exhibit E	Bill of Sale, Assignment and Satisfaction

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of December 5, 2007, to be effective as of December 1, 2007 (“Effective Date”), by and between US BIOENERGY CORPORATION (“Seller”), a South Dakota corporation, and AGMOTION, INC. (“Buyer”), a Minnesota corporation.
WITNESSETH:
     WHEREAS, Seller is the sole owner of all of the membership interests, including all financial, governance and management rights (the “UBES Membership Interest”), in UBE Services, LLC, a Kansas limited liability company (“UBES”), a wholly-owned subsidiary of Seller; and
     WHEREAS, UBES is engaged in the business of (i) organizing and operating a buying group for select raw materials and maintenance, repair and operating services, (ii) grain procurement services, (iii) commodity price risk management for commodities and ethanol fuel energy purchased and sold, and (iv) plant building management services, in each instance with respect to third party owners or operators of fuel ethanol plants (“UBES Business”); and
     WHEREAS, Seller is the sole owner of all of the membership interests, including all financial rights and governance rights, (the “UBEI Membership Interest”) in United Bio Energy Ingredients, LLC, a Kansas limited liability company (“UBEI”), a wholly-owned subsidiary of Seller; and
     WHEREAS, UBEI is engaged in the business of distillers grains and fuel ethanol co-products marketing for third party owners or operators of fuel ethanol plans (“UBEI Business” and, together with the UBES Business, collectively, the “Business”); and
     WHEREAS, the Buyer intends, through the acquisition of the UBEI Membership Interest and the UBES Membership Interest (collectively, the “Membership Interest”), to acquire control of UBEI and UBES through the Seller’s ownership interest therein; and
     WHEREAS, the Buyer and the Seller desire to establish an escrow with respect to a portion of the purchase price paid by the Buyer; and
     WHEREAS, capitalized terms used herein are defined in Section 10.1 of this Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
SALE OF MEMBERSHIP INTEREST AND ASSETS
     1.1 Sale of Membership Interest. Upon and subject to the terms contained herein, Seller hereby sells, assigns, transfers, conveys, warrants and delivers to Buyer, and Buyer purchases from Seller, all right, title and interest, free and clear of all Liens, the UBES Membership Interest and the UBEI Membership Interest.
     1.2 Contribution of Business Assets. Upon and subject to the terms contained herein, Seller hereby warrants, sells, assigns, transfers, conveys, and delivers to UBEI or UBES, the entire

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rights, titles and interests in and to all of the assets, properties and rights of Seller listed on Annex A (“Transferred Assets”), all of which Transferred Assets are transferred free and clear of all Liens. All Transferred Assets are assigned to UBES unless they relate primarily to the UBEI Business, in which event said Transferred Assets are assigned to UBEI.
ARTICLE II
PURCHASE PRICE
     2.1 Purchase Price; Allocation. Subject to the provisions of this Agreement, in full payment of the Purchase Price for the sale of the Membership Interest by the Seller to the Buyer, the contribution of the Transferred Assets by Seller to UBES or UBEI at the time of Closing, and the restrictive covenants of Seller set forth in Non-Competition Agreement substantially in the form attached as Exhibit A hereto (the “Non-Competition Agreement”), Buyer shall pay to Seller an amount equal to the sum of the following: (i) Adjusted Net Worth, (ii) Ineligible Receivable Earn Out, and (iii) Blue Ford Earn Out (“Purchase Price”). The following terms have the meanings given below:
          (a) “Adjusted Net Worth” means the amount determined by subtracting the sum of Ineligible Receivables and Permitted Liabilities from Net Assets, as adjusted by giving effect to the Pro-Ration, it being understood that the Pro-Ration, if positive, shall increase the Adjusted Net Worth, and if negative, shall reduce the Adjusted Net Worth, in each instance, dollar for dollar.
          (b) “Eligible Receivables” means all account receivables (net of the Allowance for Doubtful Accounts) of UBES and UBEI as of the Effective Date other than the Ineligible Receivables.
          (c) “Ineligible Receivables” means all account receivables of UBES and UBEI remaining unpaid as of the Effective Date that meet any of the following criteria: (i) are owed by any account debtor with respect to such account debtor’s purchase of any products manufactured or produced by Seller, any of the Subsidiaries, or any Affiliate of the Seller (the “US Bio Receivables”); (ii) excluding US Bio Receivables, are owed by any of the account debtors listed on Schedule 2.1(c)(ii) hereto (the “Seller Holdback Receivables”); or (iii) excluding the US Bio Receivables and Seller Holdback Receivables, meet any of the following criteria: (A) aged more than seventy (70) days past invoice date (except for those receivables listed on Schedule 2.1(c)(iii) regardless of the aging thereof which are to be treated as Eligible Receivables and those receivables listed on Schedule 2.1(c)(iii) which notwithstanding anything else are to be treated as Ineligible Receivables), (B) are owed by any account debtor who has any account receivable referenced in Part (A) of this clause 2.1(c)(iii), regardless of the aging thereof, if the percentage of the total accounts receivable of such account debtor that are more than 70 days past invoice date is ten percent (10%) or more of the total accounts receivable of such account debtor, (C) fail to meet the definition of an “Eligible Account” under Buyer’s senior secured credit facility in effect as of the Effective Date; or (D) are account receivables identified on Schedule 2.1(c)(iii)(D). (“Discounted Receivables”);
          (d) “Net Assets” means Total Assets less, in each case only to the extent that same are reflected in the Net Assets on the Closing Statement, (i) leasehold improvements, (ii) goodwill, (iii) all other intangibles (iv) long-term investments, and (v) such other assets identified as to category and amount forth on Schedule 2.1(d), including (A) prepaid deposit - Wichita lease; (B) certain prepaid insurance, (C) rolling stock-leased cars and railcar improvements; (D) Citrix information; (E) other equipment-conveyors; and (F) building improvements, each determined with respect to UBES and UBEI as of the Effective Date.

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          (e) “Permitted Liabilities” means the trade accounts payable, accrued expenses, deferred revenue, and Indebtedness of UBES and UBEI identified on Schedule 2.1(e).
          (f) ”Pro-Ration” means the amount set forth on Schedule 2.1(f); which schedule reflects the expenses of the Business paid by Seller with respect to salary and benefit costs of the Hired Employees attributable to the period commencing on the Effective Date through and including the Closing Date, less cash collections of the Business during said period to the extent same were not applied in reduction of the Permitted Liabilities or are not in bank accounts that are under the sole control of UBEI or UBES as of the Closing Date.
          (g) “Total Assets” means cash and cash equivalents, account receivables net of Allowance for Doubtful Accounts, prepaid expenses, net property and equipment, investments, deposits, goodwill and other intangibles, as the same are reflected on the books and records of UBES and UBEI as of the Effective Date.
     2.2 Closing Date Payments. At the Closing:
          (a) Escrow Fund. From the Adjusted Net Worth, Buyer shall deliver to M&I Bank the “Escrow Agent”), the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Escrow Fund”), to be held, administered and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement substantially in the form attached as Exhibit B hereto (the “Escrow Agreement”). The parties agree that the Seller shall be treated as, the owner of the Escrow Fund, together with any earnings thereon, for federal and state income tax purposes and that the Seller shall, except as may otherwise be provided in the Escrow Agreement, include in taxable income any earnings on the Escrow Fund;
          (b) Cash to Seller. Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank(s) and account(s) thereat as shall be specified in writing by the Seller, an aggregate amount (the “Closing Cash Payment”) equal to (i) the Adjusted Net Worth minus (ii) the Escrow Amount; and
          (c) Indebtedness. UBEI or UBES shall pay directly to the holders of the Permitted Liabilities listed on Schedule 2.2(c) which is outstanding as of the Closing Date, as specified in one or more pay-off letters.
     2.3 Application of Certain Unidentified Customer Proceeds. In the event that during the one year period commencing on the Closing Date, payments are received from any account debtor which do not specify whether they are to be applied to receivables dated prior to or after the Effective Date, the party receiving payment shall inform the other party of same, and Buyer and Seller shall coordinate jointly to contact the account debtor to determine the receivable to which such payment shall be applied. In the event it cannot be determined after attempting to contact account debtor, Buyer and Seller shall split such amount equally. In the event that during the one year period commencing on the Closing Date payments are received from a customer of the Business that does not have amounts outstanding for pre or post Effective Date transactions at the time such funds are received, and such payment does not otherwise specify which invoice it shall be applied to or otherwise direct the disposition of such proceeds, then the funds received shall be shared equally (50/50) between Buyer and Seller. The provisions of Section 2.4(c) shall apply to any amounts received from a customer of the Business. The party receiving such proceeds shall promptly remit to the other party, such other party’s proportionate share of such funds on each Monday and Thursday following the receipt of such amounts, provided such receiving party shall have determined that all amounts collected with respect

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thereto are good funds. Each party shall provide the other party with a report within 10 business days following the expiration of each calendar month, summarizing the funds received by such party during the prior calendar month, including the date such funds were received, an indication as to how such funds were applied, together with a copy of the check or remittance advice from the customer.
     2.4 Ineligible Receivable Earn Out. The Ineligible Receivable Earn Out Period shall commence with the Effective Date and terminate on September 30, 2009. The following provisions shall apply to the Ineligible Receivables (herein the “Ineligible Receivables Earn Out”):
          (a) US Bio Receivables and Seller Holdback Receivables. The US Bio Receivables, Seller Holdback Receivables, and the following assets to the extent deducted in arriving at Net Assets pursuant to Section 2.1(d) above: (i) long term investments, (ii) prepaid deposit — Wichita lease; (iii) certain prepaid insurance, (iv) rolling stock-leased cars and railcar improvements; (v) Citrix information; (vi) other equipment-conveyors; and (vii) building improvements, subject to the assumption by Seller of specified liabilities and obligations, shall be transferred and assumed by Seller at Closing pursuant to the Bill of Sale, Assignment and Satisfaction attached as Exhibit E.
          (b) Discounted Receivables. UBEI or UBES shall remit to Seller on each Monday and Thursday an amount equal to one-half (50%) of the actual amounts collected by UBEI or UBES with respect to the Discounted Receivables after first deducting from such amount any third party costs and expenses of collection incurred by UBEI or UBES with respect to same, provided UBEI or UBES have determined that all amounts collected with respect thereto are good funds. UBEI or UBES may compromise, settle or adjust the amount of the Discounted Receivables without Seller’s prior written consent and shall not be required to undertake any collection efforts not consistent with Buyer’s collection practices for similar account debts owed to Buyer by other third party account debtors and Seller shall not be responsible for any collection costs which Buyer would not have incurred with respect to similar accounts of Buyer. For a period of four months following the Closing Date, Buyer, to the extent permitted by its applicable lenders, shall cause UBEI and UBES to provide read only access to a summary of cash receipts regarding UBEI and UBES (including information such as invoice numbers, amounts, etc.), and if such access is not permitted, will deliver a record of periodic cash receipts delivered by its lender in the form received within one (1) Business Day of receipt Seller shall use such reports for its internal business purposes only and shall treat such information as confidentially and proprietary as it would with respect to its own similar financial information. Upon expiration of the Collection Period, the obligation of UBEI and UBES to continue to exercise collection efforts with respect to the Seller Holdback Receivables shall cease, any Seller Holdback Receivables that have not previously been collected, compromised, or written off shall be deemed uncollectible, and neither UBEI nor UBES shall have any further obligation to remit any portion of said account receivables to Seller in the event amounts are subsequently collected following the expiration of the Ineligible Receivable Earn Out Period.
          (c) Return of Ineligible Receivables. If at any time any portion of the Ineligible Receivables (the “Collected Amount”) is, pursuant to applicable Law, avoided, rescinded or reduced in amount, or must otherwise be restored or returned by UBES or UBEI, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, Seller shall, within five (5) business days of its receipt of notice from Buyer, return to Buyer, UBES or UBEI, as applicable, that portion of the Collected Amount paid to or for the benefit of Seller or any of the Subsidiaries by Buyer, UBES or UBEI hereunder. In the case of US Bio Receivables or Seller Holdback Receivables, Seller shall be entitled to defend against such third-party claims. In the event that Buyer, UBES or UBEI are successful in defending against any such third party claim with respect to the Discounted Receivables

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and thereby prevent any Collected Amount from being avoided, rescinded or reduced in amount, or otherwise restored or returned, Seller shall pay to Buyer, within five (5) business days of its receipt of notice from Buyer, an amount equal to one-half (50%) of the costs and expenses (including attorneys’ and other professionals’ advisor fees) incurred by Buyer, UBES or UBEI in defending such claim, but in no event in excess of the portion of such Collected Amount paid to Seller. If Buyer succeeds in getting any amounts restored, they will be passed on to Seller to the extent of Seller’s interest therein, regardless of whether such restoration falls outside of the Ineligible Receivables Earn Out Period.
     2.5 Blue Ford Earn Out.
          (a) Calculation. The term “Blue Ford Earn Out” means an amount equal to thirty-five percent (35%) of the consolidated after-tax net income (the “Potential Earnout Consideration”) of UBES and UBEI generated solely from the Blue Ford Operations based on operating results for the period from the Effective Date through and including September 30, 2009 (“Earnout Determination Period”), up to an aggregate amount of $1,000,000. Said after-tax net income shall be calculated using GAAP consistently applied (the “Potential Earnout Consideration”), including allocations from Buyer and its Affiliates of selling, general and administrative expenses attributable to the Blue Ford Operations. The Potential Earnout Consideration shall be determined for the period commencing on the Effective Date and ending September 30, 2008, and for the period commencing October 1, 2008 and ending September 30, 2009 (each such period an “Earnout Determination Interval”).
          (b) Payment. As soon as reasonably practical (but in no event more than ninety (90) days) after the expiration of each Earnout Determination Interval, the Buyer shall deliver to the Seller each of the following: (i) the Buyer’s calculation of the Potential Earnout Consideration due the Company for the applicable Earnout Determination Interval; (ii) Buyer’s working papers supporting Buyer’s calculation of the Potential Earnout Consideration for such Earnout Determination Interval; and (iii) a check in the amount of the Potential Earnout Consideration determined by the Buyer. The Buyer shall provide the Seller and its professional advisors with reasonable access during normal working hours to the books and records of UBES and UBEI; provided, however, that access shall be granted only as to such books and records that relate to the Blue Ford Earn Out and are reasonably necessary to enable the Seller to independently verify Buyer’s calculation of the Potential Earnout Consideration for the relevant Earnout Determination Interval. The Seller shall have thirty (30) business days from its receipt from the Buyer of the Potential Earnout Consideration for a specific Earnout Determination Interval to review the Potential Earnout Consideration, and if the Seller disagrees with the Potential Earnout Consideration, submit to Buyer a notice of objection (an “Earnout Consideration Objection Notice”) to the amount of the Potential Earnout Consideration determined by Buyer with respect to the relevant Earnout Determination Interval, describing in reasonable detail the reasoning behind the Seller’s objection to Buyer’s calculation of the Potential Earnout Consideration, including the Seller’s own amount and method of calculation of such Potential Earnout Consideration. Failure to submit an Earnout Consideration Objection Notice within such time period shall be deemed acceptance of the applicable Potential Earnout Consideration. If the Seller objects to the applicable Potential Earnout Consideration within the time period set forth above, Buyer and the Seller shall use commercially reasonable efforts to resolve in good faith any such objection and to agree upon the definitive applicable Potential Earnout Consideration. If within thirty (30) days after Buyer’s receipt of an Earnout Consideration Objection Notice, the parties have not resolved such objections and agreed upon the definitive applicable Potential Earnout Consideration, Buyer and the Company shall engage the Independent Accountant. Buyer and the Company shall cause the Independent Accountant, within forty-five (45) days after its engagement, to resolve such disagreement and to prepare the

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applicable Potential Earnout Consideration, which resolution and definitive applicable Potential Earnout Consideration will be conclusive and binding upon the parties hereto. If the parties submit any unresolved objections to the Independent Accountant for resolution as provided in this Section 2.5(b), the fees and expenses of the Independent Accountant shall be borne equally by both parties.
ARTICLE III
CLOSING
     3.1 Closing and Closing Date. The closing of the sale of the Membership Interest and the Transferred Assets (“Closing”) shall take place at the offices of Moss & Barnett, A Professional Association, 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402-4129 on the date hereof (“Closing Date”). For all purposes, the Closing shall be deemed to have occurred at the opening of business (but in no even earlier than 12:01 a.m.) on the Effective Date (“Effective Time”). All actions to be taken and all documents to be executed and delivered by or on behalf of the parties shall be deemed to have been taken simultaneously, and no action shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     The Seller hereby represents and warrants to Buyer as follows:
     4.1 Organization and Good Standing.
          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, being the jurisdiction of formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified and authorized to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
          (b) A Certificate of Good Standing of Seller, issued by the State of South Dakota, is attached to Schedule 4.1(b).
          (c) UBES is a wholly-owned subsidiary of Seller. UBES is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas, being the jurisdiction of formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. UBES is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or has filed to qualify to do business in or resurrect a qualification to do business in those states. Schedule 4.1(c) contains a complete and accurate list of the jurisdictions in which UBES is qualified or has filed to qualify to do business as a foreign entity, including a designation with respect to each such jurisdiction as to whether UBES is qualified or has merely filed to qualify or resurrect a previous qualification.

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          (d) Complete and accurate copies of the Governing Documents of UBES, including, but not limited to Certificates of Good Standing issued by each jurisdiction in which UBES was formed and in which it is qualified to do business as a foreign entity (or applications therefore), all as currently in effect, are attached to Schedule 4.1(d).
          (e) UBES has no Subsidiary and, except as disclosed in Schedule 4.1(e), does not own any shares of capital stock, membership interests, or debt or equity securities of any other Person.
          (f) UBEI is a wholly-owned subsidiary of Seller. UBEI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas, being the jurisdiction of formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. UBEI is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or has filed to qualify to do business or resurrect a qualification to do business in those states. Schedule 4.1(f) contains a complete and accurate list of the jurisdictions in which UBEI is qualified or has filed to qualify to do business as a foreign entity, including a designation with respect to each such jurisdiction as to whether UBEI is qualified or has merely filed to qualify or resurrect a qualification to do business in.
          (g) Complete and accurate copies of the Governing Documents of UBEI, including, but not limited to Certificates of Good Standing issued by each jurisdiction in which UBEI was formed and in which it is qualified to do business as a foreign entity, all as currently in effect, are attached to Schedule 4.1(g).
          (h) UBEI has no Subsidiary and, except as disclosed in Schedule 4.1(h), does not own any shares of capital stock, membership interests, or debt or equity securities of any other Person.
     4.2 Authorization of Documents; Enforceability; No Conflict.
          (a) Seller has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated hereby and thereby (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each Seller Document have been duly authorized by all necessary corporate action on behalf of Seller. This Agreement, and each Seller Document, has been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement, and each Seller Document, constitutes legal, valid and binding obligations of the Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (b) None of the execution and delivery by Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will

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               (i) conflict with, or result in the breach of, any provision of the Governing Documents of Seller;
               (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller, UBES or UBEI, as applicable, are parties or by which any of them or any of their respective properties or assets is bound;
               (iii) violate any statute, rule, regulation, Order or decree of any Governmental Body or authority by which any of Seller, UBES or UBEI, as applicable, is bound; or
               (iv) result in the creation of any Lien upon the properties or assets of any of Seller, UBES or UBEI, as applicable, except, in case of clauses (ii) and (iv), for such violations, breaches or defaults as would not, individually, or in the aggregate, have a material adverse effect on the Seller taken as a whole.
          (c) Except as set forth in Schedule 4.2(c), neither Seller nor UBES nor UBEI is required to give any notice to or obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the Seller Documents or the consummation or performance of any of the contemplated transactions.
     4.3 Capitalization, Subsidiaries, and Ownership.
          (a) The capitalization of each of UBES and UBEI is as set forth on Schedule 4.3(a). There is no existing option, warrant, call, subscription, conversion or other right, commitment or other agreement of any character to which either UBES or UBEI is a party requiring, and there are no debt or equity securities of either UBES or UBEI outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional membership interests or other equity interests of UBES or UBEI or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests or other equity interests of UBES or UBEI. There are no (i) agreements or commitments obligating any of the Seller or UBES or UBEI to repurchase, redeem, or otherwise acquire any of the membership interests or other equity interests of UBES or UBEI, (ii) restrictions on transfer of any of the membership interests or other equity interests of UBES or UBEI, or (iii) voting or similar agreements relating to any of the membership interests or other equity interests of UBES or UBEI.
          (b) All of the membership interests of UBES constitute all of the issued and outstanding membership interests of UBES owned by Seller. None of the membership interests in UBES has been or is subject to an assignment of financial rights or an assignment of governance rights. Each of the membership interests in UBES owned by Seller is fully paid and non-assessable.
          (c) All of the membership interests of UBEI constitute all of the issued and outstanding membership interests of UBEI owned by Seller. None of the membership interests in UBEI has been or is subject to an assignment of financial rights or an assignment of governance rights. Each of the membership interests in UBEI owned by Seller is fully paid and non-assessable.
          (d) All of the outstanding membership interests of UBES and UBEI are owned of record and beneficially solely by Seller, free and clear of all Liens. None of the outstanding membership interests or other equity interests in UBES or UBEI were issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Law. Seller is conveying to

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Buyer good and marketable title to 100% of the issued and outstanding membership interests in UBES and UBEI, free and clear of all Liens.
     4.4 Financial Statements.
          (a) Seller has delivered to Buyer:
               (i) A reviewed balance sheet of UBES as of December 31, 2006 (including the notes thereto, the “UBES Balance Sheet”), any related statements of income, changes in members’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, if any;
               (ii) An unaudited consolidated balance sheet of UBES and UBEI as of November 28, 2007 (the “Interim Balance Sheet”) and the related unaudited internal statements of income, for the period from January 1, 2007 thereto, including in each case the notes thereto, if any, certified by Seller; and
               (iii) An internal unreviewed balance sheet of UBEI as of December 31, 2006, the “UBEI Balance Sheet”), any related statements of income, changes in members’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, if any.
          (b) The financial statements of UBES and UBEI fairly present the financial condition and the results of operations, changes in members’ equity and cash flows of UBES and UBEI in all material respects, as at the dates of and for the periods referred to in such financial statements. The financial statements referred to in Section 4.4(a) reflect the consistent application of the accounting principles of Seller, UBES and UBEI throughout the periods involved, except as disclosed in the notes to such financial statements, if any.
          (c) The financial statements referenced in Section 4.4(a) have been prepared from and are in accordance with the accounting records of UBES and UBEI. Each of the financial statements of UBES and UBEI (i) is complete and correct in all material respects, (ii) has been prepared in accordance with GAAP, (iii) has been prepared in conformity with the practices consistently applied by Seller, UBES and UBEI without modification of the accounting principles used in the preparation thereof, and (iv) presents fairly the financial position, results of operations and cash flows of UBES and UBEI in all material respects as at the dates and for the periods indicated.
          (d) Seller, UBES and UBEI maintain a standard system of accounting established and administered in accordance with GAAP.
          (e) All accounts and notes receivable of UBES and UBEI reflected in the balance sheets have arisen in the ordinary course of business (consistent with past practices) from bona fide transactions, represent valid obligations due to the operations of UBES and UBEI, respectively, in accordance with their terms and have been properly accounted for in accordance with GAAP (subject to normal year-end adjustments and the absence of notes thereto. There is no contest, claim or right of set-off (including, but not limited to returns, shrink or quality adjustments) with any obligor of an Eligible Receivable, and to Seller’s Knowledge, with respect to an Ineligible Receivable, relating to the amount or validity of such account receivable.
          (f) The inventories of UBES and UBEI are in good and marketable condition and are saleable in the Ordinary Course of Business.

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          (g) All accounts payable of UBES and UBEI constituting Permitted Liabilities are the result of bona fide transactions in the Ordinary Course of Business and have been paid in the Ordinary Course of Business consistent with past practices . Schedule 2.1(e) contains a complete and accurate list of all accounts payable of UBES and UBEI as of the Effective Time other than those for which no invoice has yet been received, which list sets forth the aging of each such account payable.
     4.5 Books and Records.
          (a) Seller has delivered to Buyer a copy of the Bylaws or Operating Agreement, as amended (certified by the Secretary, Assistant Secretary or other appropriate officer of UBES), and such documents are attached to Schedule 4.5(a).
          (b) Seller has delivered to Buyer a copy of the Bylaws or Operating Agreement, as amended (certified by the Secretary, Assistant Secretary or other appropriate officer of UBEI), and such documents are attached to Schedule 4.5(b).
          (c) Seller has provided to Buyer true, accurate and complete copies of all minutes of meetings and all consent resolutions of the respective members and the Board of Managers (or equivalent governing body) of UBES and UBEI, respectively, and each committee thereof, which are accurate records of and accurately reflect all company proceedings of the respective members and the Boards of Managers of UBES and UBEI and their respective committees thereof. No meeting of any members or Board of Managers of either UBES or UBEI has been held at which any action has been taken on behalf of the company for which minutes have not been prepared or are not contained in the records delivered to Buyer.
          (d) The books and records of UBES and UBEI, all of which have been made available to Buyer, are complete and accurate in all material respects, represent actual, bona fide transactions, and at the Closing will be in or delivered to Buyer’s possession or control.
     4.6 No Undisclosed Liabilities. Except the Permitted Liabilities, or as set forth on Schedule 4.6, neither UBES nor UBEI have any known liability or any obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted.
     4.7 Absence of Certain Developments. Except as expressly set forth on Schedule 4.7, since August 31, 2007 (or such other date as set forth below):
               (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of either UBES or UBEI, having a replacement cost of more than $5,000 for any single loss or $50,000 for all such losses;
               (ii) there has not been any declaration, setting aside or payment of any distribution in respect of the membership interests in UBES or UBEI or any repurchase, redemption or other acquisition by any of the Seller or UBES of UBEI of any outstanding membership interests or other securities of, or other ownership interest in, either UBES or UBEI;
               (iii) neither of UBES nor UBEI nor Seller, with respect to any current or former Seller employee involved in the UBES Business or UBEI Business, has (A) awarded or paid any bonuses to employees of UBES or UBEI with respect to the fiscal year ended on the UBES Balance Sheet or the UBEI Balance Sheet, respectively, or with respect to the current fiscal year of

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UBES or UBEI, respectively, except to the extent accrued on the Interim Balance Sheet, (B) entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) except to the extent accrued on the Interim Balance Sheet;
               (iv) there has not been any change by UBES or UBEI (or Seller as to the Business only) in accounting or Tax reporting principles, methods or policies;
               (v) neither of UBES nor UBEI has entered into any transaction or Material Contract or conducted its business (with respect to any of the above, other than in the Ordinary Course of Business consistent with past practice);
               (vi) neither of UBES nor UBEI has failed to promptly pay and discharge current liabilities in the Ordinary Course of Business consistent with past practices, except for liabilities that were or are being disputed in good faith by appropriate proceedings and, if material, are reflected in the Interim Balance;
               (vii) neither of UBES nor UBEI has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Seller or any Affiliate of Seller other than as reflected in the Interim Balance Sheet;
               (viii) none of Seller, UBES or UBEI, as to UBES or UBEI or the assets of UBES or UBEI, has mortgaged, pledged or subjected to any Lien any of their assets, respectively, other than any Lien constituting a purchase money security interest with respect to any assets acquired in the Ordinary Course of Business after October 19, 2007, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;
               (ix) neither of UBES nor UBEI has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business consistent with past practice;
               (x) since August 31, 2007, none of Seller, UBES or UBEI has canceled or compromised any account receivable, debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business consistent with past practice other than as has been provided to Buyer in writing;
               (xi) neither of UBES nor UBEI has made or committed to make any capital expenditures or capital additions or betterments not reflected in the balance sheet in excess of $5,000 individually or $50,000 in the aggregate;
               (xii) neither of UBES nor UBEI entered into or extended existing customer contracts for a period exceeding one year or having a projected annual revenue of greater than $250,000;
               (xiii) neither of UBES nor UBEI has instituted, become a party to, been threatened with, have Knowledge of any claim, or settled any material Legal Proceeding;
               (xiv) neither of UBES nor UBEI has amended, modified or waived any term or provision of any lease or other agreement between it and Seller or an Affiliate of Seller, or, since October 19, 2007,any other Person, other than waivers that may have been granted in the Ordinary

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Course of Business with respect to immaterial issues involving such leases or other agreements or the termination of any marketing or procurement agreements between Seller or Seller’s Affiliates and UBES or UBEI;
               (xv) none of Seller, UBES or UBEI has made or revoked any Tax election, or settled or compromised any Tax dispute;
               (xvi) except with respect to East Kansas Agri-Energy, LLC and LifeLine Foods, LLC, none of Seller, UBES or UBEI is aware of, or has received formal notice of termination pursuant to the notice provisions of any of the Material Contracts, and none of Seller, UBES or UBEI has received notice from, or given notice to, any of such vendors, suppliers, or customers with respect to the termination of, or intent to terminate, any business relationship with either of UBES nor UBEI;
               (xvii) neither of UBES nor UBEI has entered into any Contracts with Seller or any Affiliate of Seller or predecessors or successors of Seller, or its Affiliates; and
               (xviii) neither Seller, UBES nor UBEI have agreed to anything which would contravene any information set forth in this Section 4.7.
     4.8 Taxes.
          (a) Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Laws, as to Seller, with respect to the Business, UBES and UBEI. All Tax Returns and reports filed by Seller, with respect to the Business, UBES and UBEI are true, correct and complete. Seller, with respect to the Business, UBES and UBEI, respectively, has paid, or made provision for the payment of, all Taxes that have or may have become due for periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, with respect to the Business, UBES or UBEI, except such Taxes, if any, as are listed in Schedule 4.8(a) and are being contested in good faith and as to which adequate reserves have been provided on the Schedule of Permitted Liabilities. Except as provided in Schedule 4.8(a), neither Seller, with respect to the Business, UBES nor UBEI currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where UBES or UBEI does not file Tax Returns that UBES or UBEI is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of UBES or UBEI that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Lien.
          (b) UBES, UBEI and Seller, with respect to employees of the Business, have materially complied with all applicable Laws, relating to the payment and withholding of Taxes and have duly and timely withheld from employees’ salaries, wages and other compensation and have paid over (or contracted to be paid over by its payroll agent) to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Law.
          (c) No claim has been made or asserted by a taxing authority in a jurisdiction where either UBES or UBEI, respectively, does not file Tax Returns that either UBES or UBEI, respectively is or may be subject to taxation by that jurisdiction.
          (d) Seller has delivered or made available to Buyer copies of, and Schedule 4.8(d) contains a complete and accurate list of, all Tax Returns filed by UBES and UBEI filed since

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December 31, 2005. Schedule 4.8(d) contains a complete and accurate list of all Tax Returns of UBES, UBEI and Seller insofar as such Tax Returns relate to the Business and not Seller’s other business, with respect to Taxes of the Business that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 4.8(d). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 4.8(d), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller, with respect to the Business, UBES or UBEI either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Except as described in Schedule 4.8(d), Seller, with respect to the Business, UBES and UBEI have not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller, UBES or UBEI, relating to or arising out of the business operations of UBES or UBEI, for which Seller, UBES or UBEI may be liable. Seller shall deliver to Buyer on Buyer’s written request copies of all Tax Returns and associated workpapers.
          (e) Except as set forth in Schedule 4.8(e), UBES, UBEI and each of their respective predecessors (which, in the case of UBES includes United BioEnergy Trading, LLC, United BioEnergy Grains, LLC, and United BioEnergy Management, LLC) have each been at all times since May 5, 2005 a single member limited liability company and a disregarded entity pursuant to Treasury Regulation §301.7701-3(a).
          (f) Neither UBES nor UBEI is a party to any tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes pursuant to which UBES or UBEI will have any obligation to make any payments of any Tax.
          (g) Neither UBES nor UBEI is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.
          (h) There are no Liens, as a result of any unpaid Taxes, upon the UBES Membership Interest, UBEI Membership Interest or any of the assets of UBES or UBEI, other than for Taxes not yet due and payable.
          (i) Except as set forth on Schedule 4.8(i), other than with respect to Seller, neither of UBES nor UBEI has since May 5, 2005 owned any subsidiaries, been a Subsidiary of another Person, or been a member of any consolidated, combined, unitary or affiliated group for any Tax purposes.
     4.9 Completeness of Assets. Except as set forth in Schedule 4.9, the assets of UBES and UBEI, respectively, as disclosed in Schedule 4.9, constitute all of the assets, tangible and intangible, of any nature whatsoever, reasonably necessary to operate the business of UBES and UBEI, respectively, in the manner presently operated. Except as noted in Schedule 4.9, all assets are located in Wichita, Kansas.
     4.10 Title to Assets; Liens. Except as set forth in Schedule 4.10, UBES and UBEI, respectively, own good and transferable title to all of their assets, real, personal, mixed, tangible or

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intangible, including, but not limited to those set forth on Schedule 4.9, free and clear of any Liens. Seller warrants to Buyer that, at the time of Closing, all of the assets of UBES and UBEI, respectively, shall be free and clear of all Liens, other than those identified on Schedule 4.10 as are acceptable to Buyer (“Permitted Encumbrances”).
     4.11 Product Liability; Warranties. Except as set forth in Schedule 4.11:
          (a) there exists no:
               (i) defect in the design or manufacture of any product which was designed, manufactured, reworked, distributed or sold by UBES or UBEI; or
               (ii) pending or threatened inquiry, investigation or Legal Proceeding by or against any Person relating to services allegedly rendered or product allegedly designed, manufactured, reworked, distributed or sold by UBES or UBEI, and alleged to have been or to be defective or improperly designed, manufactured, reworked, distributed or sold, or which gave or gives rise to any claim for a breach of any express or implied product or service warranty (“Products Liability”); and
               (iii) pending or threatened Products Liability claim. Since January 1, 2006, there have been no product recalls or voluntary withdrawals of any UBES or UBEI products from the marketplace.
     4.12 Real Property.
          (a) Except as set forth in Schedule 4.12(a), neither UBES nor UBEI own any real property. Schedule 4.12(a) sets forth a complete list of all real property and interests in real property leased by UBES and UBEI, respectively (each a “Real Property Lease” and collectively the “Real Property Leases” and the real property specified in such leases being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the UBES Business and UBEI Business, respectively, and which are necessary for the continued operation of the UBES Business and UBEI Business, respectively, as their Business is currently conducted. UBES and UBEI, respectively, have a valid and enforceable leasehold interest under each applicable Real Property Lease, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally and subject, as to enforceability, to general principles of equity and public policy, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Real Property Lease by UBES or UBEI, respectively, or, to the Knowledge of the Seller, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both would constitute a default thereunder. All of the Company Properties, buildings, fixtures and improvements thereon owned or leased by either UBES or UBEI, respectively, are in good operating condition and repair (subject to normal wear and tear and to maintenance and repairs in the Ordinary Course of Business). True, correct and complete copies of all Real Property Leases, together with all amendments, modifications or supplements, if any, thereto are attached to Schedule 4.12(a).
          (b) Each of UBES and UBEI, respectively, has all material certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Company Property, and each of UBES and UBEI, respectively, has fully complied with all conditions of the Permits applicable to them. No default or violation or, to the Knowledge of Seller, event that with the

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lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.
          (c) There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Seller, UBES or UBEI has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.
          (d) None of the Seller, UBES or UBEI has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property or imposing increased premiums or exclusions or other coverage limitations because of increased risks in the conduct of the business of UBES or UBEI, respectively.
          (e) None of UBES or UBEI owns or holds, or is obligated under or a party to, any option, right of first refusal or other Contract right to purchase, acquire, sell, assign, lease or dispose of any real estate or any portion thereof or interest in.
     4.13 Tangible Personal Property.
          (a) Schedule 4.13 sets forth a complete list of all leases of personal property, including, but not limited to, railroad cars and other rolling stock, (“Personal Property Leases”) relating to personal property used in the business of UBES and UBEI, respectively, or to which UBES or UBEI is a party or by which the properties or assets of either UBES or UBEI are bound, which Schedule 4.13 also contains a reasonably complete description of any warranty which is applicable to any of the assets subject to the Personal Property Leases and which is available to and enforceable by, or enforceable against, UBES or UBEI, respectively, as a party to the applicable Personal Property Lease. True, correct and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements, if any, thereto are attached to Schedule 4.13(a).
          (b) Each of UBES and UBEI, respectively, has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity and public policy, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any material term of any Personal Property Lease by UBES or UBEI, respectively, which is a party thereto or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.
          (c) UBES and UBEI, respectively, have good and marketable title to all of the items of tangible personal property reflected in the Interim Balance Sheet which are not leased from any other Person and not identified in the Personal Property Leases. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the UBES Business or UBEI Business, respectively, are in good condition and in a state of good maintenance (ordinary wear and tear excepted) and are suitable for the purposes used.
          (d) All of the items of Tangible Personal Property used by or under the control of UBES and UBEI, respectively, whether owned by them or under the Personal Property Leases, are in good condition and in a state of good repair (ordinary wear and tear excepted). Except as disclosed in

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Schedule 4.13(d), all tangible personal property used in the UBES Business and UBEI Business, respectively, is in the possession and control of UBES or UBEI, respectively.
     4.14 Intangible Property.
          (a) The term “Intellectual Property” means all intellectual property owned or licensed (as licensor or licensee) by UBES or UBEI, respectively, in which UBES or UBEI has a proprietary interest, including:
               (i) as to UBES and UBEI, respectively, its name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);
               (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
               (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);
               (iv) all rights in mask works;
               (v) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and
               (vi) all rights in internet web sites and internet domain names presently used by UBES and UBEI, respectively (collectively, “Net Names”).
          (b) Schedule 4.14(b) contains a complete and accurate list and summary description, including any royalties paid or received by UBES or UBEI, or Seller with respect to the Business, and Seller has delivered to Buyer accurate and complete copies, as part of Schedule 4.14(b), of all Contracts under which UBES or UBEI is obligated relating to the Intellectual Property, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs acquired for a value of less than $1,000 under which UBES or UBEI is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.
          (c) Except as set forth in Schedule 4.14(c), the Intellectual Property are all those reasonably necessary for the operation of the business of UBES and UBEI, respectively, as it is currently conducted. UBES and UBEI, respectively, are the owners or licensees of all right, title and interest in and to each of the Intellectual Property, free and clear of all Liens, and has the right to use, without payment to any other Person, all of the Intellectual Property.
          (d) Schedule 4.14(d) contains a complete and correct list of each Patent, Mark and Copyright owned, licensed or used by either UBES or UBEI, as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto, a complete and correct list of each Net Name owned, licensed or used by either of UBES or UBEI, as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 4.14(d), each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Liens and is in good standing and not subject

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to any challenge. Except with respect to the Broin Proceeding, there have been no claims made upon UBES, UBEI or Seller, and neither the Seller nor UBES nor UBEI have received any notice or otherwise have Knowledge that any of the foregoing Intellectual Property is invalid or conflicts with the asserted rights of others. Each of UBES and UBEI owns or has valid license rights to all Patents, Marks, Copyrights, Net Names and Trade Secrets necessary for the conduct of its respective business as now conducted, and which are not subject to any restrictions and without any known conflict with the rights of others. None of Seller, UBES and UBEI has forfeited or otherwise relinquished any Intellectual Property material to and reasonably necessary for the conduct of business of UBES and UBEI as historically conducted, other than such forfeiture or relinquishment as may occur in the Ordinary Course of Business with respect to obsolete or commercially infeasible Intellectual Property. Neither Seller nor UBES nor UBEI is under any obligation to pay any license fees or similar payments in connection with any license to or use rights of UBES or UBEI as to any Intellectual Property, other than as set forth in Schedule 4.14(d), necessary for the conduct of the business of UBES and UBEI as conducted on the date of Closing.
          (e) Schedule 4.14(e) sets forth a true and complete list of all software programs used in connection with the business of UBES and UBEI, respectively, (other than the off-the-shelf software programs acquired for less than $1,000 per application) (the “Company Licensed Software”). Each of UBES and UBEI has sufficient technical and descriptive materials for the Company Licensed Software as is necessary to run its business in accordance with past practices. The use of the Company Licensed Software does not breach any material terms of any Contract or agreement to which UBES or UBEI is a party. UBES or UBEI, respectively, have been granted under the license agreements relating to the Company Licensed Software valid and existing license rights with respect to the software comprising the Company Licensed Software. None of the Seller, UBES and UBEI have made any unauthorized copies of any software, including any Company Licensed Software, and each person who has utilized Company Licensed Software is an authorized user whose use is pursuant to a fully-paid license fee.
          (f) (i) All Marks, indicated in Schedule 4.14(d) to have been registered with the United States Patent and Trademark Office are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
               (ii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.
               (iii) To Seller’s Knowledge, there are no trademarks or trademark applications of any Person which would potentially interfere with any of the Marks.
               (iv) To Seller’s Knowledge, no Mark is infringed or have been challenged or threatened in any way. To Seller’s Knowledge, none of the Marks used by UBES or UBEI infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.
               (vi) UBEI has been identified as doing business as “Solomon Feeds” in the past. “Solomon” is a trademark which has been applied for with the United States Patent and Trademark Office and Seller is the registered owner of the “Solomon” trademark. The “Solomon” trademark is not being assigned or otherwise transferred to either Buyer, UBES or UBEI. No products have been sold by the Business under the “Solomon” name.

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          (g) (i) All of the registered Copyrights are currently in compliance with Laws, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Date of Closing.
               (ii) To Seller’s Knowledge, no Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Person or is derivative work based upon the work of any other Person.
          (h) UBES and UBEI, respectively, have the right to use the Trade Secrets. Except with respect to the Broin Proceeding, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or, to Seller’s Knowledge, infringes on any intellectual property right of any other Person.
          (i) (i) Net Names have been registered in the names of UBES or UBEI or are being assigned hereby.
               (ii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.
               (iii) To Seller’s Knowledge, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name.
               (iv) To Seller’s Knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way. To Seller’s Knowledge, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
     4.15 Material Contracts.
          (a) Schedule 4.15(a) sets forth all of the Contracts with ongoing obligations to which either UBES or UBEI is a party or by which either UBES or UBEI or their respective assets or properties are bound which are (collectively, the “Material Contracts”), which Contracts include, but are not limited to: (i) Contracts with any current employee, officer, manager of any of UBES or UBEI or any Affiliate of any such Person; (ii) Contracts with any labor union or association representing any employee of UBES or UBEI or any employee leased to UBES or UBEI; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of either UBES or UBEI other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase the assets of UBES or UBEI; (v) joint venture, partnership or other co-venture agreements; (vi) Contracts containing covenants of either UBES or UBEI not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with UBES or UBEI in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by either UBES or UBEI of any operating business or the capital stock of any other Person; (viii) Contracts relating to the borrowing of money; (ix) contracts for plant management, risk management, group buying of products or services related to fuel ethanol production, co-products marketing or cotton gin marketing; or (x) any contract required to be included on Schedule 4.14(e). Seller has delivered to Buyer true and complete copies of all the Material Contracts. All of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of UBES and UBEI, respectively, enforceable against them in accordance with their terms, subject to applicable

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bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and public policy, including principles of commercial reasonableness, good faith and fair dealing. Except as set forth on Schedule 4.15, neither UBES or UBEI has received formal notice of default required pursuant to the terms of any Material Contracts. With respect to any undisclosed Material Contracts, Buyer and Seller agree that upon discovery of such Material Contract, Buyer may elect to accept the benefits of such Material Contract or shall give Seller the option to either (i) assume the obligations and benefits of such Material Contract (in which case, Buyer and Seller shall use best efforts to formally assign such Material Contract to Seller, and shall, in the interim, use all reasonable commercial efforts to convey or pass through the benefits and obligations to Seller), (ii) negotiate with the third party to compromise or otherwise settle the obligations. Buyer shall have a period of ten business days after discovery by the Buyer Knowledge Group of such Material Contract to determine whether or accept or reject such Material Contract, and shall give notice in writing as to its election to accept or reject such Material Contract.
     (b) Schedule 4.15(b) (i) identifies each contract for the sale of commodities (including Ethanol Co-Products) pursuant to which the sale price is to be paid more than thirty (30) days after the delivery of the grain to the purchaser, including, but not limited to, contracts commonly referred to as “deferred payment,” “deferred pricing,” “price later,” and “basis and minimum price contracts”; and (ii) each contract providing for the sale of Ethanol Co-Products more than thirty (30) days in advance of the sale specifying, as to each such contract, the UBES or UBEI Ethanol Co-Product or Cotton Gin Marketing Agreement for whose account such sale relates.
     (c) UBEI is currently marketing dried distillers grains and wet distillers grains produced by an Illinois River Energy, LLC facility located at Rochelle, IL, pursuant to the terms of that certain Distillers Grain Marketing Agreement, by and between UBEI and Illinois River Energy, LLC (“IRE”), dated September 13, 2005, as amended on May 15, 2007 (the “UBEI/IRE Marketing Agreement”). Notwithstanding the provisions of the UBEI/IRE Marketing Agreement requiring payments by UBEI to IRE on or before the second following business day after the shipment of dried distillers grains and/or wet distillers grains, UBEI has consistently paid to IRE within four (4) weeks following delivery of the invoice for the sale of dried distillers grains and/or wet distillers grains to the final customer.
     4.16 Insurance and Surety Bonds.
          (a) Seller has delivered to Buyer:
               (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which UBES and UBEI, or either of them, is a party or under which UBES or UBEI is or has been covered at any time since December 31, 2006, a list of which is included in Schedule 4.16(a);
               (ii) accurate and complete copies of all pending applications by Seller, UBES and UBEI for policies of insurance which would provide coverage to or for the benefit of UBES or UBEI; and

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               (iii) any statement by a consultant or risk management advisor for Seller, UBES or UBEI, if any, with regard to the adequacy of insurance coverage for UBES and UBEI, or of the reserves for claims.
          (b) Except as set forth in Schedule 4.16(b):
               (i) all policies of insurance to which UBES and UBEI, or either of them, is a party or that provide coverage to either of UBES or UBEI:
                    (A) are valid, outstanding and enforceable, provided that Buyer acknowledges that Seller shall discontinue coverage with respect to such policies effective on the Closing Date;
                    (B) are issued by an insurer that is financially sound and reputable and licensed to provide insurance coverage in the jurisdictions applicable to UBES and UBEI;
                    (C) taken together, have provided, up to the Closing Date, adequate insurance coverage for the assets and the operations of each of UBES and UBEI, respectively, for all risks normally insured against by a Person carrying on the same business or businesses as UBES and UBEI in the same locations; and
                    (D) are sufficient for compliance with all Laws and Contracts;
               (ii) neither Seller nor UBES nor UBEI has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;
               (iii) Seller, UBES and UBEI have paid all premiums due, and have otherwise performed all of their obligations, under each policy of insurance to which UBES or UBEI is a party or that provides coverage to UBES or UBEI;
               (iv) Seller, UBES and UBEI have given notice to the appropriate insurer of all claims that may be insured thereby; and
               (v) there are no pending claims under or pursuant to any policy of insurance under which UBES or UBEI is an insured or which provides coverage to either UBES or UBEI.
          (c) Seller has delivered to Buyer:
               (i) accurate and complete copies of all surety bonds to which either UBES or UBEI is a party or which have been issued for the benefit or protection of UBES or UBEI at any time since December 31, 2006, a list of which is included in Schedule 4.16(c). Following the Closing Date, Buyer acknowledges that such surety bonds will be discontinued as of the Closing Date; and
               (ii) accurate and complete copies of all pending applications for surety bonds for the benefit or protection of UBES or UBEI.
          (d) Except as set forth in Schedule 4.16(d):

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               (i) all surety bonds identified in Schedule 4.16(c) as being currently in full force and effect:
                    (A) are valid, outstanding and enforceable;
                    (B) are issued by an insurer or bonding company that is financially sound and reputable; and
                    (C) are sufficient for compliance with all Material Contracts and, to Seller’s Knowledge, all Laws;
               (ii) neither Seller nor UBES nor UBEI has received (A) any statement or notice that the issuer of a surety bond has reserved any of its rights thereunder or (B) any notice of cancellation or any other indication that any surety bond is no longer in full force or effect or that the issuer of any surety bond is not willing or able to perform its obligations thereunder;
               (iii) Seller, UBES and UBEI have paid all bond premiums and costs due, and have otherwise performed all of their obligations, under each surety bond to which it is a party or which was issued for the benefit or protection of UBES or UBEI;
               (iv) Seller, UBES and UBEI have given notice to the appropriate sureties of all claims that may be covered by or subject to the related surety bond; and
               (v) there are no pending claims under or pursuant to any surety bond under which either UBES or UBEI is a party or which was issued for the benefit or protection of UBES or UBEI.
     4.17 Compliance With Laws; Governmental Authorizations and Permits.
          (a) Except as otherwise reflected on Schedule 4.17, UBES and UBEI have all Permits and authorizations from state, federal or local authorities which are materially required for UBES and UBEI, respectively, to operate their businesses as currently conducted.
          (b) Except as set forth in Schedule 4.17(b):
               (i) to Seller’s Knowledge, UBES and UBEI, respectively, are, and at all times since December 31, 2006, have been in full compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, other than such noncompliance as will not have a material adverse effect on the UBES or UBEI, respectively, or its business or its financial condition;
               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by UBES or UBEI of, or a failure on the part of UBES or UBEI to comply with, any material Law or (B) may give rise to any obligation on the part of UBES or UBEI to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature; and
               (iii) None of UBES, UBEI or Seller (with respect to the Business only) has received, at any time since December 31, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible

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or potential material violation of, or failure to comply with, any material Law or (B) any actual, alleged, possible or potential obligation on the part of UBES or UBEI to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.
          (c) Schedule 4.17(c) contains a complete and accurate list of each Permit that is held by UBES or UBEI or that otherwise relates to the business or assets of either UBES or UBEI. Each Permit listed or required to be listed in Schedule 4.17(c) is valid and in full force and effect. Except as set forth in Schedule 4.17(c):
               (i) UBES and UBEI, respectively, are, and at all times since December 31, 2006, have been, in material compliance with all of the material terms and requirements of each Permit identified or required to be identified in Schedule 4.17(c);
               (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any material term or requirement of any Permit listed or required to be listed in Schedule 4.17(c) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed or required to be listed in Schedule 4.17(c);
               (iii) None of UBES, UBEI or Seller (with respect to the Business only) has received, at any time since December 31, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and
               (iv) all applications required to have been filed for the renewal of the Permits listed or required to be listed in Schedule 4.17(c) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.
          (d) Except as set forth in Schedule 4.17(d), the Permits listed in Schedule 4.17(c) collectively constitute all of the Permits necessary to permit UBES and UBEI to lawfully conduct and operate their businesses in the manner in which they currently conduct and operate such businesses and to permit UBES and UBEI, respectively, to own and use their assets in the manner in which they currently own and use such assets.
     4.18 Employees.
          (a) Schedule 4.18(a) contains a complete and accurate list of the following information, as to each of UBES, UBEI and Seller (with respect to the employees of Seller currently involved in the Business), for each employee, director, independent contractor, employee leased from another person, consultant and agent, including each employee and leased employee on leave of absence or layoff status: name; job title; date of commencement of employment or engagement; and monetary compensation paid in 2007 up until the Effective Date. All employees listed on Schedule 4.18(a) are employees of Seller.
          (b) Schedule 4.18(b) contains a complete and accurate list of the following information for each retired employee or director of UBES, UBEI or Seller (with respect to the

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employees of Seller involved in the Business, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.
          (c) To Seller’s Knowledge, no officer, director, agent, employee, consultant, or contractor of UBES, UBEI or Seller (with respect to the employees of Seller involved in the Business) is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor:
               (i) to engage in or continue to perform any conduct, activity, duties or practice relating to the business of UBES or UBEI; or
               (ii) to assign to UBES or UBEI or to any other Person any rights to any invention, improvement or discovery. No former or current employee of UBES or UBEI is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or will affect the ability of UBES or UBEI or Buyer to conduct the business as heretofore carried on by UBES and UBEI.
          (d) UBES and UBEI have complied in all material respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. Neither UBES,UBEI nor Seller (with respect to Business) is liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.
          (e) Except as disclosed in Schedule 4.18(e),
               (i) neither UBES nor UBEI has been, and neither of them is now, a party to any collective bargaining agreement or other labor contract and no application or petition of or for certification of a collective bargaining agent is pending which would affect UBES or UBEI;
               (ii) there has not been, there is not presently pending or existing, and to Seller’s Knowledge, there is not threatened, any strike, slow down, picketing, work stoppage or employee grievance process involving UBES or UBEI and there is no organizational activity or other labor dispute against or affecting UBES or UBEI or the facilities used or occupied by them, and to Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute involving UBES or UBEI;
               (iii) no grievance or arbitration proceeding exists that might have a material adverse effect upon either UBES or UBEI or the conduct of their businesses;
               (iv) there has been no charge of discrimination filed against or to Seller’s Knowledge threatened against UBES, UBEI or Seller (with respect to the employees of Seller involved in the Business) with the Equal Employment Opportunity Commission or similar governmental body.
          (f) Schedule 4.18(f) sets forth a summary of all workers’ compensation claims made by employees of UBES, UBEI or Seller (with respect to the Business) which have been made since December 31, 2006, whether closed, resolved or currently pending. Except as set forth in Schedule 4.18(f), all such workers’ compensation claims have been or are currently being defended and indemnified by an insurance company, which has not asserted a reservation of rights. Neither

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UBES, UBEI or Seller (with respect to the Business) is self-insured for purposes of workers’ compensation claims
     4.19 Employee Benefits.
          (a) Schedule 4.19(a) sets forth a complete and correct list of (i) all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, stock option, stock purchase and severance pay plans; holiday and vacation pay; company awards; salary continuation for disability; sick leave; retirement; employment, consulting and deferred compensation agreements; executive compensation; bonus or other incentive compensation (including retention and stay bonus programs); hospitalization, medical, dental, vision and life insurance; and scholarship programs) maintained by UBES UBEI or Seller (with respect to current or former employees involved in the Business) or to which UBES, UBEI or Seller (with respect to current or former employees involved in the Business) contributes or is obligated to contribute thereunder (“Employee Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, maintained by UBES and/or UBEI or any trade or business (whether or not incorporated) which control, are under control with, or which are treated as a single employer with, UBES and/or UBEI under Code Section 414(b), (c), (m) or (o) (“ERISA Affiliate”) or to which UBES and/or UBEI or any ERISA Affiliate (including the Seller) contributes or is obligated to contribute thereunder (“Pension Plans”). Schedule 4.19(a) identifies “group health plans,” within the meaning of Section 5000(b)(1) of the Code, providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and at the former employee’s or his beneficiary’s sole expense (“COBRA”)).
          (b) No Pension Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA. No Employee Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
          (c) There are no Employee Plans that provide welfare benefits, within the meaning of Section 3(1) of ERISA, to current or former employees of UBES, UBEI or Seller (with respect to current or former employees involved in the Business) beyond their retirement or other termination of service (other than coverage required by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).
          (d) Each of the Employee Plans and Pension Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.
          (e) With respect to each Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA: (i) all contributions and premiums required by law or by the terms of the Pension Plan have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, (ii) no such plan has incurred an accumulated funding deficiency, whether or not waived; and (iii) except as disclosed on Schedule 4.19(e), as of the Closing Date, the fair market value of the assets of such plan will equal or exceed the

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“projected benefit obligation” (as defined in the Statement of Financial Accounting Standard No. 87), and the “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA is zero.
          (f) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Pension Plans subject to Title IV of ERISA, using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan, do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.
          (g) No “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, has occurred or may reasonably be expected to occur with respect to any of the Employee Plans or Pension Plans subject to Title IV of ERISA.
          (h) There has been no material violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Plans or Pension Plans with the Secretary of Labor, the Secretary of the Treasury or the PBGC or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Plans or Pension Plans.
          (i) True, correct and complete copies of the following documents, with respect to each of the Employee Plans and Pension Plans (as applicable), have been delivered to Buyer: (A) any plans and related trust documents and annuity contracts, and all amendments thereto, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent Internal Revenue Service determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and all material employee communications, (F) written descriptions of all non-written agreements relating to the Employee Plans and Pension Plans and (G) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, the Internal Revenue Service and the PBGC.
          (j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Plans or Pension Plans, the assets of any such plans or UBES, UBEI or Seller (with respect to matters pertaining to the Business), or the plan administrator or any fiduciary of the Employee Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. No assets of UBES or UBEI are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.
          (k) Each of the Employee Plans and Pension Plans has been maintained, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Plans and Pension Plans into conformity with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 4.19(k).
          (l) UBES and UBEI and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code, have complied with the requirements of COBRA, the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, and the applicable regulations thereunder.

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          (m) None of UBES, UBEI, any ERISA Affiliate nor any organization to which any is a successor or parent entity, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any Person other than UBES, UBEI or any ERISA Affiliate during the five-year period ending on the Closing Date.
          (n) None of UBES or UBEI nor any “party in interest” or any “disqualified person” with respect to the Employee Plans or Pension Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and no fiduciary has breached a fiduciary duty under Title I of ERISA.
          (o) None of UBES or UBEI nor any ERISA Affiliate has terminated any Pension Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA and no filing of a notice of intent to terminate such plan has been made and the PBGC has not initiated any proceeding to terminate any such plan.
          (p) All Employee Plans and Pension Plans which are subject to the requirements of Section 409A of the Code, to the extent such plans are not “grandfathered” under that Section, comply with the requirements of Section 409A of the Code and have been administered in compliance therewith.
          (q) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment under any Employee Plan or Pension Plan becoming due to any employee, officer, manager or representative of UBES or UBEI; (ii) increase any benefits otherwise payable under any Employee Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
          (r) None of the Membership Interest and no other debt or equity security issued by UBES or UBEI form or have formed a material part of the assets of any Employee Plan or Pension Plan.
     4.20 Environmental Matters. Except as set forth on Schedule 4.20 hereto:
          (a) the operations of UBES and UBEI are in material compliance with all applicable Environmental Laws and all permits issued pursuant to Environmental Laws or otherwise;
          (b) UBES and UBEI have obtained all Permits required under all applicable Environmental Laws necessary to operate their respective businesses;
          (c) none of UBES and UBEI is the subject of any outstanding written order or Contract with any governmental authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;
          (d) none of Seller, UBES and UBEI has received any written communication alleging or both of UBES and UBEI may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;
          (e) to Seller’s Knowledge, none of UBES and UBEI has any current contingent liability in connection with any Release of any Hazardous Materials (whether on-site or off-site);

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          (f) to Seller’s Knowledge, there are no investigations of the business or operations of UBES and UBEI, or of any currently or previously owned, operated or leased property of UBES and UBEI pending or overtly threatened in writing or otherwise to a degree which would require disclosure as a loss contingency under FAS No. 5 which could lead to the imposition of any liability pursuant to any Environmental Law; and
          (g) there is not to Seller’s Knowledge located at any of the Company Properties (i) underground storage tanks, (ii) friable asbestos or (iii) assets or equipment containing polychlorinated biphenyls (“PCBs”) in any state which constitutes a violation of applicable environmental regulations.
          (h) neither Seller nor UBES nor UBEI has any Knowledge or any basis to expect, nor has any of them, nor has any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to hazardous activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities, with respect to any Company Property or property or asset (whether real, personal or mixed) in which UBES or UBEI has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by UBES or UBEI or any other Person for whose conduct UBES or UBEI is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.
     UBES and UBEI and the Seller have provided to the Buyer true, accurate and complete copies of all environmentally related audits, studies, reports, analyses, and results of investigations within their possession or control that have been performed with respect to the currently or previously owned, leased or operated Company Properties and the business and operations of UBES and UBEI, and Schedule 4.20 includes a list of such audits, studies, reports, analyses and results provided to Buyer.
     4.21 Legal Proceedings.
          (a) Except for the Broin Proceeding and as set forth in Schedule 4.21(a), there is not pending or, to Seller’s Knowledge, threatened any Legal Proceeding:
               (i) by or against UBES, UBEI or Seller (with respect to the Business) or that otherwise relates to or may affect the business of, or any of the assets owned or used by, UBES or UBEI, which if adversely determined would have a material adverse effect on UBES and UBEI, respectively, or the business or the financial condition of UBES or UBEI, respectively; or
               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated in this Agreement; and
               (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Legal Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to the Broin Proceeding and each Legal Proceeding listed in Schedule 4.21(a).
          (b) Except as set forth in Schedule 4.21(b):

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               (i) there is no Order to which UBES, UBEI or Seller (with respect to the Business), or the business or assets of UBES or UBEI, is subject; and
               (ii) to Seller’s Knowledge, no officer, director, agent or employee of UBES, UBEI or Seller (with respect to the Business) is subject to any Order that prohibits any such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of UBES, UBEI or Seller (with respect to the Business), respectively.
          (c) Except as set forth in Schedule 4.21(c):
               (i) each of Seller, UBES and UBEI is, and, at all times since December 31, 2006, has been in compliance with all of the terms and requirements of each Order to which it or any of its assets is or has been subject;
               (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, UBES or UBEI, or any of their assets, is subject; and
               (iii) neither Seller nor UBES nor UBEI has received, at any time since December 31, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, UBES or UBEI, or any of the assets of any of them, is or has been subject.
     4.22 Powers of Attorney and Authorized Agents. Other than as disclosed on Schedule 4.22, no person holds a power of attorney to act on behalf of either UBES or UBEI, or other than an employee or officer of UBES, UBEI or Seller (with respect to the Business), has been designated an authorized agent with authority to bind either UBES or UBEI.
     4.23 Disclosure.
          (a) No representation or warranty or other statement made by Seller in this Agreement, the Schedules, any supplement to the Schedules, the certificates delivered pursuant to this Agreement, or otherwise in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
     4.24 Certain Payments. Neither UBES, UBEI nor Seller (with respect to the Business) nor any director, manager, officer, agent, or employee of UBES, UBEI or Seller (with respect to the Business), or to Seller’s Knowledge any other Person associated with or acting for or on behalf of UBEI or UBES, has directly or indirectly:
          (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business; or (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of UBEI or UBES; or (iv) in violation of any applicable Law.

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          (b) established or maintained any fund or asset that is not been recorded in the books and records of UBES or UBEI.
     4.25 Related Party Transactions. Except as set forth on Schedule 4.25, neither the Seller, nor any Affiliate has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to UBES or UBEI which remain unpaid or unsatisfied as of the date of this Agreement. Except as set forth in Schedule 4.25, neither the Seller, nor any Affiliate (i) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or otherwise performs services for, or is a lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of UBES or UBEI, (B) engaged in a business related to the business of UBES or UBEI, or (C) a participant in any transaction to which UBES or UBEI is a party or (ii) is a party to any Contract with any of UBES or UBEI; except with respect to clauses (B) and (C) the marketing, production and distribution of Ethanol Co-Products manufactured or produced by any ethanol production facility that is owned by Seller or any of Seller’s Affiliates. “Ethanol Co-Products” means all co-products or by-products generated from the process of producing or manufacturing ethanol fuel, including but not limited to distillers grains (including dried distillers grains, wet distillers grains and modified wet distillers grains), but specifically excluding ethanol fuel.
     4.26 Prohibited Persons. Neither UBES nor UBEI does business with any Specially Designated Nationals as identified by the U.S. Office of Foreign Asset Control and are not otherwise associated with any Person whose property or interests in property are blocked by the U.S. Government.
     4.27 Accounts, Signing Officers and Safety Deposit Boxes. Schedule 4.27 contains a complete list of the name of each bank, trust corporation, credit union or similar institution in which UBES or UBEI have an account or safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto.
     4.28 Fraudulent Conveyance. The terms and conditions of this Agreement, including the Purchase Price, have been the subject of bona fide, good faith, arm’s length negotiations. In the reasonable business judgment of the Seller, the Purchase Price for the Membership Interest and Transferred Assets taken as a whole reflects fair consideration and reasonably equivalent value therefore. Seller is solvent within the meaning of the Bankruptcy Code and is not entering into this Agreement with the actual intent to hinder, delay or defraud any of its creditors.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to the Seller that:
     5.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, being the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Buyer is duly qualified and authorized to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

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     5.2 Authorization of Agreement. The Buyer has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby and thereby (the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each Buyer Document have been duly authorized by all necessary corporate action on behalf of Buyer. This Agreement, and each Buyer Document, has been duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement, and each Buyer Document, constitutes, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Conflicts; Consents of Third Parties.
          (a) None of the execution and delivery by the Buyer of this Agreement and the documents of Buyer contemplated hereby, the consummation of the transactions contemplated hereby or thereby, or compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Governing Documents of the Buyer; (ii) subject to obtaining the consent of Wells Fargo Bank, N.A., conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Buyer is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, Order or decree of any Governmental Body or authority by which Buyer is bound; or (iv) result in the creation of any Lien upon the properties or assets of Buyer except, in case of clauses (ii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer taken as a whole.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents, or the compliance by the Buyer with any of the provisions hereof or thereof.
     5.4 Investment Intent. The Buyer is acquiring the Membership Interest for its own account, for investment purposes only and not with a view to the distribution or fractionalization thereof.
     5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
     5.6 Fraudulent Conveyance. The terms and conditions of this Agreement, including the Purchase Price, have been the subject of bona fide, good faith, arm’s length negotiations. In the reasonable business judgment of the Buyer, the Purchase Price for the Membership Interest and Transferred Assets taken as a whole reflects fair consideration and reasonably equivalent value therefore. Based solely upon the representation of the Seller set forth in Section 4.28, Seller is solvent

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within the meaning of the Bankruptcy Code and is not entering into this Agreement with the actual intent to hinder, delay or defraud any of its creditors.
ARTICLE VI
SELLER RELEASE
Release by Seller of UBES and UBEI. Except as otherwise provided in Section 6.2 below, Seller, acting for itself and its respective Subsidiaries, affiliates, and its and their shareholders, members, directors, managers, employees, agents, representatives, insurers, heirs, successors and assigns, and each of them (collectively the “Seller Releasing Parties”) does hereby release and forever discharge UBES, UBEI and each of its and their respective members, managers, employees, agents, representatives, heirs, successors and assigns who held such status at or prior to the Closing Date (each of which is hereinafter referred to as a “Buyer Releasee”) of and from all manner of actions, causes of action, suits, proceedings, debts, dues, duties, accounts, bonds, covenants, claims, liabilities, demands, damages (known or unknown), grievances, executions, judgments, sums of money and liabilities, demands of any kind whatsoever, both in law and in equity, whether implied or express(each a “Seller Releasing Party Claim”), which any of the Seller Releasing Parties ever had, now has or hereafter can, shall or may have against any Buyer Releasee as a member, manager, employee, agent or representative of UBEI or UBES or as a party to this Agreement, as the case may be, or in any other capacity for or by reason of or in any way arising out of any act, cause, matter or thing done or omitted to be done whatsoever occurring at any time up to the Closing, including, without limitation, for or by reason of or in any way arising out of any claims for monies, advances, salary, wages, bonus, expenses, retirement or pension allowances; fees; participation in profits or earnings; dividends or distributions; any other remuneration; or contribution, indemnity or other claims against any of the Buyer Releasees as a result of UBES or UBEI’s breach of any representation, warranty or covenant contained in this Agreement; provided, however, that as to employees of UBES or UBEI, Seller shall not release any claims held by US Bio as of the Effective Date, whether known or unknown, as a result of such employee’s fraudulent, criminal or intentionally tortious conduct. Seller further agrees to indemnify Buyer with respect to any obligation of indemnity a Seller Releasee may have against Buyer with respect to any claim for fraudulent, criminal or intentionally tortious conduct which Seller makes against such Buyer Releaseee. Other than with respect to those claims which Seller is not releasing, Seller, on behalf of itself and the other Seller Releasing Parties, further covenants and agrees not to, directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other Person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against any Buyer Releasee arising out of or in relation to the matters released or discharged in this Section 6.1 except as may be required by law, court order, fiduciary duty or administrative or other governmental requirement.
     6.2 Excluded Claims. Seller Releasing Party Claims shall not include any claim made by any Seller Releasing Party seeking to enforce this Agreement or any of the documents, instruments or agreements executed pursuant to this Agreement or otherwise contemplated hereby
     6.3 Compelled Disclosure. Nothing in the release set forth in Section 6.1 is intended to limit the right or obligation of any party to give truthful testimony in a court of competent jurisdiction or to a governmental agency, when required to do so by subpoena, court order, law or administrative regulation.

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ARTICLE VII
COVENANTS
     7.1 Employment Matters.
          (a) Termination of Employees. Seller shall terminate or cause to be terminated all of Seller’s employees providing services to the Business effective as of the close of business on the Closing Date. UBEI or UBES, as applicable, shall hire, Effective as of the opening of business on the day following the Closing Date, any former employees of UBEI or UBES as it shall choose. All such employees who accept Buyer’s offer of employment and report to work for UBEI or UBES on a timely basis are referred to herein as (the “Hired Employees”).
          (b) Seller’s Plans. Seller shall retain responsibility for all Seller’s and its Affiliates’, employee compensation and benefits arrangements. As an example and not by way of limitation, Seller and its respective Affiliates shall be responsible for all health and accident claims and expenses (i) with respect to services provided to a Hired Employee prior to the Effective Date, (ii) with respect to any employee of the Business who does not elect to become a Hired Employee at the Effective Date, (iii) with respect to any Person covered by Seller’s arrangement who is not a Hired Employee or a spouse or dependent thereof as defined in any Buyer’s plan, and (iv) with respect to disability benefits for any Seller’s employee for any disability event occurring on or before the Effective Date.
          (c) Vacation Accrual. Seller shall pay all accrued vacation or paid time off of its employees on the Closing Date.
     7.2 Wichita Sublease. Seller agrees to indemnify, defend and hold Buyer, UBES and UBEI harmless from and against any and all Losses, obligations and commitments of UBES arising with respect to and concerning that certain Sublease between MTG, L.L.C., a Kansas limited liability company, Ritchie Companies, Inc., a Kansas corporation, and UBES (f/k/a United Bio Energy Partners, LLC), including such Losses, obligations and commitments that arise (i) as a result of the occurrence of an event prior to occurring upon the Closing Date which, with the passage of time or the giving of notice or both, would constitute a breach of such Contract, or (ii) from any breach of, or failure to perform or comply with, any of the terms and conditions of such Contract applicable to UBES on or prior to the Closing Date, including the failure to obtain any consent or approval of any third party with respect to such Contract. Seller further covenants that it will exercise best efforts to obtain all third party consents necessary to enable Seller to enter into the Wichita Sublease in the form attached hereto as Exhibit D. In the event any such consent is not obtained, or if an attempted assignment would be ineffective and would adversely affect the rights of the Seller shall cooperate in any arrangement which Buyer, UBEI or UBES may reasonably request in writing, to provide to UBEI and UBES the benefits intended to be provided under the Wichita Sublease, including use and occupancy agreements or other contractual arrangements which will provide such benefits to the UBEI and UBES.
     7.3 Railcar Arrangement. Subject to the provisions of this Section 7.3, Seller agrees that all liabilities and obligations of UBES or UBEI arising under all Contracts providing for the lease of railcars by UBES or UBEI that are in effect as of the Effective Time (“Railcar Lease Agreements”) shall be the sole responsibility of Seller. Seller further agrees that it shall bear all economic costs of such Railcar Lease Agreements, and covenants to Buyer that it will discharge all of the liabilities, obligations and commitments of UBES or UBEI arising under the Railcar Lease Agreements in

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accordance with their terms; provided that Buyer agrees that it will pay the amount corresponding to the individual railcars identified on Schedule 7.3 for the period from the Effective Date through and including February 29, 2008. Buyer and Seller shall each use best efforts following the Closing (which shall not require Buyer, UBES or UBEI to incur any costs or expenses), to effect the assignment of the Railcar Lease Agreements, including those identified on Schedule 4.13, to Seller. Prior to such assignment, Buyer shall invoice Seller, at cost, for amounts due under the Railcar Lease Agreements (other than the amount specifically agreed to be paid by Buyer pursuant to this Section 7.3), and Seller shall remit such amounts to Buyer promptly, but in all events in time to permit Buyer to meet the payment obligations under the Railcar Lease Agreements. Buyer and Seller shall negotiate in good faith with the objective of reaching definitive terms of a “Railcar Sublease Agreement” by Buyer from Seller of the railcars reflected on Schedule 7.3 prior to effecting the assignment of the Railcar Lease Agreements to Seller, and shall enter into such railcar sublease to be effective as to any railcar identified on Schedule 7.3 upon assignment of the corresponding Railcar Lease Agreement. Prior to execution of such railcar sublease, Buyer shall bear risk of loss or damage only on those railcars identified on Schedule 7.3 with respect to the period from and after the Effective Date through and including February 29, 2008, and Seller shall bear all risks of loss with respect to all other railcars and for all periods, it being acknowledged by Seller that any loss or damage (including maintenance and repair obligations) to any railcars arising prior to the Effective Date shall be the obligation of Seller. Schedule 7.3 contains a complete list of the charges, including maintenance allocations, to be charged to Buyer for the railcars listed on Schedule 7.3.
     7.4 Motor Vehicles. Seller shall take all actions and prepare all documents necessary to effect the transfer to UBEI or UBES of all owned motor vehicle registrations pertaining to automobiles, trucks, railcars, and other motor vehicles of whatever kind used by UBEI or UBES in their respective business and not titled in the name of UBEI or UBES (except as to names which accurately reflect the correct entity, but which do not give effect to a change of name) as of the Closing. Seller shall pay all sales, use, transfer and similar Taxes with respect to such transfers.
     7.5 Use of Name. The Seller hereby agrees that upon the consummation of the transactions contemplated hereby, Seller, nor any Affiliate, including the Subsidiaries, shall not use the names “United Bio Energy,” “United Bio Energy Ingredients,” “UBE Services”, “United Bio Energy Trading,” “United Bio Energy Grain,” or “United Bio Energy Management.”
     7.6 Tax Matters.
          (a) Following the Closing, the Buyer shall be responsible for preparing or causing to be prepared all federal, foreign, state and local Tax Returns required to be filed by UBES or UBEI after the Effective Date. To the extent any Taxes shown due on any such Tax Return are indemnifiable by the Seller, (A) the Buyer shall provide the Seller with draft copies of such Tax Return at least 10 days prior to the due date for filing such return; and (B) the Seller shall have the right to review such Tax Returns and supporting workpapers and schedules prior to the filing of such Tax Returns and to approve (which approval shall not be unreasonably withheld, conditioned or delayed) or recommend changes to such Tax Returns for 15 days following receipt thereof. The failure of the Seller to propose any changes to any such Tax Return within such 15 days shall be deemed to be an indication of its approval thereof. The Seller and the Buyer shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. The Buyer shall file or cause to be filed all such Tax Returns and shall, subject to receiving the payments from the Seller referred to in Section 7.6(b), pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of the

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Buyer Indemnified Parties to receive indemnification pursuant to any other provision in this Agreement.
          (b) Not later than 5 days before the due date for payment of Taxes with respect to any Tax Returns which the Buyer has the responsibility to file, the Seller shall pay to the Buyer an amount equal to that portion of the Taxes shown on such return for which the Seller has an obligation to indemnify the Buyer Indemnified Parties pursuant to the provisions of Section 9.1(a)(viii).
          (c) Any dispute as to any matter covered by this Section 7.6 shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne 50% by the Seller and 50% by the Buyer.
          (d) The Seller and Buyer shall provide to each other full access, at any reasonable time and from time to time after the Closing Date, to such Tax data relating to UBEI or UBES as each may from time to time reasonably request and will furnish, and request their accountants and legal counsel to furnish to the other or its tax advisors such additional Tax data and other information and documents in the possession of such Persons as the requesting party or its tax advisors may from time to time reasonably request. The Seller shall cooperate with the Buyer in connection with the preparation of any Tax Returns of UBEI or UBES relating to periods that began prior to the Effective Date and any examination, audit or proceeding (whether administrative or judicial) in connection therewith.
          (e) The Buyer and Seller agree that, with respect to the Hired Employees, they respectively meet the definition of “Predecessor” and “Successor” as both terms are used in Revenue Procedure 2004-53. For purposes of reporting employee remuneration to the Internal Revenue Service on Forms W-2 and W-3 for the calendar year in which the Closing occurs, the parties shall utilize the “Standard Procedure” described in Section 4 of Revenue Procedure 2004-53. The parties agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act (“FICA”) purposes for the calendar year within which the Closing occurs, Seller meets the definition of “Predecessor” and Buyer meets the definition of “Successor” as defined in Section 3121(a)(1). Seller shall supply Buyer, with respect to all Hired Employees, all cumulative year-to-date payroll information as of the Closing Date reasonably required by Buyer to determine FICA tax liability with respect to Hired Employees for the year in which the Closing occurs. Each party shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local, foreign or other applicable Law.
ARTICLE VIII
DOCUMENTS DELIVERED AT CLOSING
     8.1 Documents Delivered by Seller. At the Closing, the Seller shall execute and deliver, or caused to be executed and delivered, to the Buyer the following:
     (a) Separate instruments evidencing the transfer of the UBES Membership Interest and the UBEI Membership Interest to the Buyer;
     (b) Non-Competition Agreement in substantially the form attached to this Agreement as Exhibit A;

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     (c) Escrow Agreement in substantially the form attached to this Agreement as Exhibit B;
     (d) Transition Service Agreement in substantially the form attached to this Agreement as Exhibit _C;
     (e) Wichita Sublease Agreement in substantially the form attached to this Agreement as Exhibit D, an assignment and assumption of the Sublease between MTG, L.L.C., Ritchie Companies, Inc., and the consent of Ritchie Companies, Inc to each of the foregoing;
     (f) Bill of Sale, Assignment and Satisfaction substantially in the form of Exhibit E;
     (g) Original UBES Parent Note;
     (h) Original UBEI Parent Note;
     (i) Incumbency Certificates of:
     (i) Seller;
     (ii) UBES; and
     (iii) UBEI.
     (j) Assignments of UBE Services® Trademark;
     (k) Bill of Sale — Transferred Assets;
     (l) Domain Name Transfer Agreement
     (m) Assignment of Grinnel plants
     (n) Certificates Regarding: Good Standing, Governing Documents, Closing matters for Seller, UBES and UBEI.
     8.2 Documents Delivered by Buyer. At the Closing, the Buyer shall execute and deliver, or caused to be executed and delivered, to the Seller the following:
     (a) Evidence of a wire transfer of the Closing Cash Payment and the Escrow Amount;
     (b) Evidence of wire transfer of payment of the indebtedness reflected on Schedule 2.2(c);
     (c) Non-Competition Agreement;
     (d) Escrow Agreement;
     (e) Transition Services Agreement;

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     (f) Wichita Sublease;
     (g) Incumbency Certificate of Buyer.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification.
          (a) Indemnification by Seller. Subject to Section 9.3 hereof, the Seller shall indemnify the Buyer, its Affiliates and their respective managers, officers, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”), hold each of the Buyer Indemnified Parties harmless and defend each of the Buyer Indemnified Parties from and against:
               (i) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses (including attorneys’ and other professionals’ advisor fees and disbursements, and including costs and expenses of enforcing a right to indemnification), losses (including diminution in value, but specifically excluding lost profits, incidental or consequential damages, other than lost profits, incidental or consequential damages asserted in Claims of third parties (other than Claims of the Buyer Indemnified Parties or Seller Indemnified Parties)), liabilities, obligations, damages, whether third party or direct, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) of UBES, UBEI or Seller (with respect to the Business) of every kind, nature and description, absolute or contingent, existing as against UBEI, UBES or Seller prior to and including the Effective Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Effective Date, including, but not limited to, those arising under the Prior Acquisition Agreements, except to the extent that the same constitute Permitted Liabilities;
               (ii) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in this Agreement, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the Effective Date, provided that with respect to the foregoing, Buyer agrees to provide notice of any breach or Loss as soon as practicable and allow Seller 60 days to cure any breach (if curable), provided that during such time, Seller shall diligently prosecute such cure, and in no event shall any such permission to cure prevent Buyer from reporting same as a claim to the Escrow Agent. If such breach is not curable, Buyer agrees to act reasonably to mitigate any Loss; provided, however, that Buyer shall not be responsible for any liability for failure to do so, except to the extent that Seller can show by clear and convincing evidence that it was prejudiced by such failure of Buyer ;
               (iii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;
               (iv) any and all Losses (including any loss of value of real or tangible personal property of UBES or UBEI) arising from:
                    (A) any failure of any of the representations and warranties contained in Section 4.19 of this Agreement, or any representation or warranty with respect to environmental

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matters contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to have been true and correct in all respects as of the date made and as of the Effective Date;
                    (B) any Release of Hazardous Materials which (i) occurred, or resulted from operations occurring, during the period commencing with the initial occupancy by UBEI or UBES (including any predecessor) of any owned or leased real property and ending as of the Effective Date; (ii) or in respect of which UBES or UBEI have otherwise assumed liability (including by operation of law);
                    (C) any tort liability to third parties as a result of any Releases or from exposure to Hazardous Materials arising from any Releases (i) that occurred, or resulted from operations occurring, during the period commencing with the initial occupancy by UBEI or UBES (including any predecessor) of any owned or leased real property and ending as of the Effective Date; (ii) or in respect of which UBEI or UBES have otherwise assumed liability (including by operation of law);
                    (D) notification or designation of UBES or UBEI under any Environmental Law as a potentially responsible party for onsite or offsite disposal of Hazardous Materials, which disposal (i) occurred during the period commencing with the initial occupancy by UBEI or UBES (including any predecessor) of any owned or leased real property and ending as of the Effective Time; and
                    (E) any fines or penalties with respect to any violation of Environmental Law by UBEI or UBES, or any predecessor occurring as of or prior to the Effective Time;
               (v) all Losses based upon, attributable to, arising, directly or indirectly, from or in connection with, the Broin Proceeding;
               (vi) all Losses (i) arising out of or based upon or with respect to any Employee Benefit Plan or Pension Plan, any other “employee benefit plan” within the meaning of Section 3(3) of ERISA maintained by, contributed to or to which there is or was an obligation to contribute to by UBES, UBEI or any ERISA Affiliate of UBES or UBEI, or any other program or arrangement providing for compensation and benefits, including any retention, stay or incentive bonus or deferred compensation arrangements and (ii) as a result of any claim made with respect to employment prior to or as of the Closing Date with UBES or UBEI including, without limitation, any claim with respect to, relating to arising out of or in connection with discrimination by UBES or UBEI, wrongful discharge (including constructive discharge) or the failure of Buyer, UBES or UBEI to offer employment to any Person employed by Seller;
               (vii) all Losses attributable to Products Liability;
               (viii) any unpaid Taxes of UBES or UBEI (i) for any taxable period ending on or before the Effective Date; and (ii) the pre-Effective Date portion of all taxable periods beginning before and ending after the Effective Date;
               (ix) all Losses based upon, attributable to, arising, directly or indirectly, from or in connection with, the failure of Seller to obtain the consent of any third party or Governmental Body necessary or required in order to enable Seller to provide Transition Services to Buyer, UBES or UBEI following the Closing; and

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               (x) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.
          (b) Indemnification by Buyer. Subject to Section 9.3 hereof, the Buyer hereby agrees to indemnify Seller, its Affiliates and their respective managers, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), hold each of the Seller Indemnified Parties harmless and defend each of the Seller Indemnified Parties from and against:
               (i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Buyer set forth in this Agreement, or any representation or warranty contained in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement, to be true and correct as of the date made or as of the Effective Date;
               (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Buyer under this Agreement; and
               (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.
     9.2 Indemnification Procedures.
          (a) Notice of Claim. In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder; provided, however, that the Buyer shall retain control of the defense if such Claim is being made for a breach of a representation or warranty made in Section 4.8 or pursuant to Section 9.1(a)(viii) hereof; provided further, however, that, with respect to Claims described in the immediately preceding proviso, the Buyer agrees to keep the indemnifying party fully informed as to the status of such Claim and to provide the indemnifying party such Tax data relating to the indemnified Tax matter as the indemnifying party shall reasonably request, and not to settle any such Claim without the consent of the indemnifying party (which consent will not be unreasonably withheld, conditioned or delayed).
          (b) Election to Undertake Indemnity. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.

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          (c) Reimbursement of Expenses to Indemnified Party. If the indemnified party is entitled to and undertakes the defense of any Claim, then the indemnifying party shall reimburse the indemnified party for the costs and expenses, including attorneys’ and other professionals’ advisor fees and disbursements, of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) indemnifying party fails to participate, (ii) in the reasonable opinion of counsel to the indemnifying party, an unwaivable conflict exists between the indemnified party and the indemnifying party that would make such separate representation required, or (iii) should the plaintiff in the Broin Proceeding commence any action or initiate any proceeding seeking injunctive or equitable relief against UBES or UBEI; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.
          (d) Duty of Cooperation. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding anything herein to the contrary, no indemnifying party is authorized to confess judgment on behalf of an indemnified party without the prior written consent of the applicable indemnified party, given or withheld in such Person’s discretion.
          (e) Reconciliation of Indemnity. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) business days after the date of such notice.
          (f) No Waiver. The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.
          (g) Escrow Deductible; Recovery from Escrow. In the event of any Claim or Loss as to which the Buyer would be entitled to indemnity pursuant to the provisions of Section 9.1(a)(ii), the Buyer agrees that it will first disburse with respect to each such claim of breach up to an aggregate of Five Thousand and no/100 Dollars ($5,000) from its own funds before making a claim for reimbursement from the Escrow Fund with respect to such Claim, after which, the Buyer may seek reimbursement from the Escrow Fund pursuant to the terms of the Escrow Agreement for any amounts above the initial $5,000 threshold (which shall be considered to be in the nature of a deductible), and for any other amounts for which the Buyer is entitled to indemnity, provided that, if for any reason the Escrow Fund is not adequate to pay such amounts (subject to the limitations of Section 9.3 hereof), the Seller shall reimburse the Buyer in accordance with the terms of this Article IX.
     9.3 Limitations on Indemnification Rights and Liabilities. Any rights to indemnification set forth in this Agreement shall be limited in accordance with the following terms and conditions:

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          (a) Seller Limitations. The aggregate liability of the Seller with respect to:
               (i) all Claims or Losses under Section 9.1(a)(i), 9.1(a)(ii) will be limited to a maximum aggregate amount equal to the Seller Indemnification Cap provided that the limitations of liability provided for in this Section 9.3(a), shall not apply to any Claims or Losses arising out of a breach by the Seller of any of the applicable representations, warranties or covenants of Seller determined to be fraudulent.
          (b) Buyer Limitations. The aggregate liability of Buyer with respect to all Claims or Losses under Section 9.1(b) will be limited to a maximum aggregate amount equal to the Buyer Indemnification Cap; provided that the limitations of liability provided for in this Section 9.3(b), shall not apply to any Claims or Losses arising out of a breach by the Buyer of any of the applicable representations, warranties or covenants of Buyer determined to be fraudulent.
          (c) Exclusive Remedy. The sole and exclusive remedies of the parties with respect to this Agreement shall be (i) the indemnification rights provided in this Agreement, and (ii) claims for specific performance or for other equitable relief; provided, however, that nothing herein shall limit (x) the assertion of any defenses to any claims asserted against such party by any other party to this Agreement, or (y) any remedies otherwise available under or with respect to any other agreement. All Losses shall be net of insurance recoveries.
     9.4 Escrow. Claims payable by the Seller, as an indemnifying party under this Agreement may be paid from the Escrow Fund in accordance with the terms of the Escrow Agreement, provided that if the Escrow Agreement terminates for any reason prior to the expiration of all indemnity rights of the Buyer hereunder, or if the Escrow Funds are inadequate for any reason to pay the full amount of the indemnity claim (subject to the limitations of Section 9.3 hereof, the Seller shall be fully liable for the payment of any indemnity claim otherwise payable pursuant to the provisions of this Article IX.
     9.5 Setoff. If from time to time and at any time Buyer shall be entitled to be paid any amount under the provisions of Section 2.3, Section 2.5 or Section 9.1(a)(i), Buyer shall have the right to set-off such amount against any amount then owned by Buyer, UBES or UBEI to Seller or any Subsidiary. The foregoing right of set-off shall be in addition to and not in substitution of any other rights Buyer shall be entitled to under the provisions of Section 2.3, Section 2.5, Section 9.1(a)(i) or otherwise.
     9.6 Materiality Qualifiers. The parties acknowledge and agree that certain representations and warranties contained in Article 4 are qualified by references to materiality or by matters having or not having a material adverse effect (collectively, “Materiality Qualifiers”) and that, for purposes of this Article 9, and for purposes of determining the amount of a Claim and related Losses, the Materiality Qualifiers shall be ignored and the representations and warranties shall be construed without regard to any Materiality Qualifiers therein contained.
     9.7 Cross-Reference and Schedule Information. Seller shall be entitled to incorporate information contained in any other schedule by cross reference to such other schedules as are applicable. In addition, notwithstanding the failure to include any required information in a schedule, if such information is contained in another schedule which schedule or the description of such schedule herein would reasonably suggest such schedule is responsive, Buyer will be charged with knowledge of the contents of such schedule.

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     9.8 Knowledge of Buyer. Neither Buyer nor Seller is aware of any breaches of any representation or warranty or any other misrepresentation or untrue statement contained in this Agreement. In no event will Buyer’s investigation, or Buyer’s Knowledge that any representation or warranty is inaccurate, affect or otherwise limit the rights of Buyer to indemnification under Section 9.1(a)(ii) unless Seller can establish that:
     (i) The Buyer Knowledge Group had actual Knowledge as of the Closing Date of that specific breach of representation or warranty; and
     (ii) Seller did not have actual Knowledge of that breach; provided, however, that in no event will Knowledge of the Buyer Knowledge Group limit the rights of Buyer to indemnification under Section 9.1(a)(ii) for a breach of any representation or warranty under Sections 4.1(Organization and Good Standing), 4.2(Due Authority, Enforceability, No Conflict), 4.3(Capitalization), 4.6(Undisclosed Liabilities), 4.8(Taxes), 4.10(Title to Assets), 4.19(Benefits), and 4.20(Environmental).
     9.9 Termination of Contracts. Except as specifically agreed to herein, or as noted on Schedule 9.9, it is the intent of Seller and Buyer that all contracts between UBEI or UBES on the one part and Seller shall be terminated, effective as of the Effective Date. In the event that any such Contracts have inadvertently not been terminated, Seller and Buyer agree to use their best efforts to effect the termination of any such agreement and waive any right of performance that either party might have against the other.
ARTICLE X
MISCELLANEOUS
     10.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:
     “Adjusted Net Worth” has the meaning ascribed to such term in Section 2.1.
     “Adjusted Net Worth Estimate” has the meaning ascribed to such term in Section 2.3.
     “Affiliate” means, with respect to any Person, any other Person owning at least a 50% equity interest in, or which owns at least a 50% equity interest in such Person; provided, however (i) UBES and UBEI shall cease to be an Affiliate of Seller with respect to matters occurring on or after the Effective Time, and (ii) UBES and UBEI shall be deemed an Affiliate of Buyer with respect to matters occurring from and after the Effective Time.
     “Allowance for Doubtful Accounts” means an amount equal to 2.5% of the Eligible Receivables (determined without regard to the reduction for the Allowance for Doubtful Accounts), which shall be deemed a contra asset account applicable solely to the Eligible Receivables.
     “Blue Ford Earn Out” has the meaning ascribed to such term in Section 2.5.
     “Blue Ford Operations” means the services provided or facilities supported in the historical operations of the UBES Business and the UBEI Business (or with respect to any Contracts entered into prior to the Effective Date, whether or not then effective) insofar as such operations relate solely to the

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third parties and their respective third-party facilities (plants) under written Contract with UBES or UBEI, as applicable, as of the Effective Time, as such Contracts are solely determined by reference to Seller’s Schedules to this Agreement, as such historical operations are further identified on Schedule 10. For the avoidance of doubt: (i) historical operations, (A) of the UBES Business consists solely of group buying, plant and risk management, and grain procurement, and (B) of the UBEI Business consists solely of cotton seed, distillers grains and co-product marketing, and (ii) the Blue Ford Operations specifically exclude: (A) any expansion of the Business, including by way of any increase in services provided to any third party or additional third party facilities supported by UBES or UBEI to the extent same are not being provided or supported as of the Effective Time, unless such facilities are under Contract as of the Effective Time with respect to future services, to the extent such Contract is identified on Seller’s Schedules to this Agreement, and (B) the Ineligible Receivables Earn Out.
     “Broin Proceeding” means that certain civil action commenced in the State of South Dakota, County of Lake, Third Judicial Circuit captioned Broin and Associates, Inc., a Minnesota limited liability company; and Broin Management, LLC, a South Dakota corporation, Plaintiffs, vs. Steve P. Walker; US BioEnergy Corporation, a South Dakota corporation; and UBE Services, LLC, a Kansas limited liability company, Defendants.
     “Business” has the meaning ascribed to such term in the Preamble.
     “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
     “Buyer” has the meaning ascribed to such term in the Preamble.
     “Buyer Indemnification Cap” means [the Purchase Price].
     “Buyer Knowledge Group” means Rolf S. Peters, Timothy P. Carlson and William F. Hren.
     “Closing” has the meaning ascribed to such term in Section 3.1.
     “Closing Cash Payment” has the meaning ascribed to such term in Section 2.2.
     “Closing Date” has the meaning ascribed to such term in Section 3.1.
     “Closing Date Balance Sheet” has the meaning ascribed to such term in Section 2.3.
     “Closing Statement” has the meaning ascribed to such term in Section 2.3.
     “Collected Amount” has the meaning ascribed to such term in Section 2.4.
     “Companies’ Documents” has the meaning ascribed to such term in Section 4.2 hereof.
     “Companies’ Financial Statements” has the meaning ascribed to such term in Section 4.6 hereof.
     “Company Licensed Software” has the meaning ascribed to such term in Section 4.13(b) hereof.
     “Company Property” has the meaning ascribed to such term in Section 4.11(a) hereof.

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     “Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.
     “Discounted Receivables” has the meaning ascribed to such term in Section 2.1.
     “Earnout Consideration Objection Notice” has the meaning ascribed to such term in Section 2.5.
     “Earnout Determination Interval” has the meaning ascribed to such term in Section 2.5.
     “Earnout Determination Period” has the meaning ascribed to such term in Section 2.5.
     “Effective Time” has the meaning ascribed to such term in Section 3.1.
     “Eligible Receivables” has the meaning ascribed to such term in Section 2.1.
     “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), and the regulations promulgated pursuant thereto.
     “Escrow Agent” has the meaning ascribed to such term in Section 2.2.
     “Escrow Agreement” has the meaning ascribed to such term in Section 2.2.
     “Escrow Fund” has the meaning ascribed to such term in Section 2.2.
     “FAS No. 5” means Financial Accounting Standard No. 5 promulgated by the Financial Accounting Standards Board as in effect on the date hereof, and if subsequently amended, then as in effect on the relevant date, and to the extent superseded or replaced by any similar standard promulgated by the Financial Accounting Standards Board, then such successor standard.
     “GAAP” Means United States generally accepted accounting principles as of the date of preparation of the relevant financial statements.
     “Governing Documents” with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

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     “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Hazardous Material” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which the Companies conducts business, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.
     “Holdback Receivables” has the meaning ascribed to such term in Section 2.1.
     “Indebtedness” of a Person means all indebtedness of such Person for borrowed money (whether or not evidenced by bonds, debentures, notes or similar instruments); all obligations of such Person to pay the deferred purchase price of property or services; all obligations of such Person under letters of credit or surety bonds to the extent reflected as a liability on a balance sheet prepared in accordance with United States generally accepted accounting principles; all capitalized lease obligations of such Person; all obligations of such Person under swap or hedging agreements or arrangements designed to protect against fluctuations in interest or currency exchange rates; and all such foregoing “Indebtedness” of another Person which such first Person has guaranteed, which is secured by Lien on any assets of such first Person or for which such first Person is otherwise contingently liable, but only to the maximum amount of such guarantee or liability.
     “Independent Accountant” shall mean the auditor used by AgMotion, Inc..
     “Ineligible Receivables” has the meaning ascribed to such term in Section 2.1.
     “Ineligible Receivables Earn Out” has the meaning ascribed to such term in Section 2.3.
     “Interim Balance Sheet” has the meaning ascribed to such term in Section 4.4(a)(ii)
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” an individual will be deemed to have Knowledge of a particular fact or other matter if:
     (a) that individual is actually aware of that fact or matter; or
     (b) a prudent individual could reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.
     A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if either of the Members has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above).
     “Law” means any federal, state, local, municipal, or foreign, international, multinational or other law, constitution, principle of common law, statute, code, ordinance, rule, regulation or other requirement.

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     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.
     “Letter of Intent” means the letter of intent among the Buyer and Seller dated as of October 19, 2007, as amended.
     “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
     “Material Contracts” has the meaning ascribed to such term in Section 4.15.
     “Net Assets” has the meaning ascribed to such term in Section 2.1.
     “Non-Competition Agreement” has the meaning ascribed to such term in Section 2.1.
     “Notice” has the meaning ascribed to such term in Section 2.3.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.
     “Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business if that action:
     (c) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
     (d) does not require authorization by the board of governors or directors or members or shareholder of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and
     (e) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
     “Permits” means any approvals, authorizations, consents, licenses, permits or certificates.
     “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Buyer; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Companies; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not [materially] detract from the value of or interfere with the present use of any applicable asset subject thereto or affected thereby.

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     “Permitted Liabilities” has the meaning ascribed to such term in Section 2.1.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
     “Personal Property Lease” has the meaning ascribed to such term in Section 4.12.
     “Potential Earnout Consideration” has the meaning ascribed to such term in Section 2.5.
     “Preliminary Closing Date Statement” has the meaning ascribed to such term in Section 2.2.
     “Preliminary Purchase Price” has the meaning ascribed to such term in Section 2.1.
     “Prior Acquisition Agreements” means that certain Transaction Agreement among UBES (f/k/a “United BioEnergy, LLC”), ICM Marketing, Inc., a Kansas corporation, Fagan Management, LLC, a Minnesota limited liability company, and US BioEnergy Corporation, together with such other documents, instruments and agreements executed in furtherance of the transactions contemplated thereby.
     “Products Liability” has the meaning ascribed to such term in Section 4.11.
     “Purchase Price” has the meaning ascribed to such term in Section 2.1.
     “Purchase Price Adjustment” has the meaning ascribed to such term in Section 2.3.
     “Real Property Lease” has the meaning ascribed to such term in Section 4.11.
     “Refund” shall mean any refund of income Taxes, including any reduction income Tax liabilities by means of a credit, offset or otherwise.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into, on, under or out of any real or personal property.
     “Remedial Action” means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.
     “Resolution Period” has the meaning ascribed to such term in Section 2.3.
     “Restricted Period” has the meaning ascribed to such term in Section 6.12.
     “Seller” has the meaning ascribed to such term in the Preamble hereto.
     “Seller Documents” has the meaning ascribed to such term in Section 5.1 hereof.
     “Seller Holdback Receivables” has the meaning ascribed to such term in Section 2.1.
     “Seller Indemnification Cap” means the sum of Purchase Price and Permitted Liabilities.

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     “Subsidiary” means, as applicable to the context, (i) one of the Subsidiaries, or (ii) with respect to any Person other than the Seller, any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.
     “Subsidiaries” means US Bio Albert City, LLC, a Iowa limited liability company, US Bio Janesville, LLC, a Minnesota limited liability company, US Bio Marion, LLC (f/k/a <illenium Ethanol, LLC), a South Dakota limited liability company, US Bio Dyersville, LLC, a Delaware limited liability company, US Bio Hankinson, LLC, a North Dakota limited liability company, US Bio Woodbury, LLC, a Michigan limited liability company, US Bio Platte Valley, LLC (f/k/a Platte Valley Fuel Ethanol, LLC), a Nebraska limited liability company, US Bio Ord, LLC, a Nebraska limited liability company, and Big River Resources Grinnell, LLC, a Iowa limited liability company.
     “Subsidiary Stock” has the meaning ascribed to such term in Section 4.3(a) hereof.
     “Survival Period” has the meaning ascribed to such term in Section 10.3.
     “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) and/or (ii) as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).
     “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.
     “Total Assets” has the meaning ascribed to such term in Section 2.1.
     “Transferred Assets” has the meaning ascribed to such term in Section 1.2 hereof.
     “Transition Services” means the services to be provided by Seller, its Subsidiaries or Affiliates pursuant to the Transition Services Agreement.
     “Transition Services Agreement” means the instrument substantially in the form of Exhibit C to this Agreement.
     “UBEI” has the meaning ascribed to such term in the Preamble and that statement will be true for each of the following defined terms.
     “UBEI Balance Sheet” has the meaning ascribed to such term in Section 4.4(a)(iii).
     “UBEI Business Membership Interest” has the meaning ascribed to such term in the Preamble and that statement will be true for each of the following defined terms.
     “UBES” has the meaning ascribed to such term in the Preamble and that statement will be true for each of the following defined terms.

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     “UBES Balance Sheet” has the meaning ascribed to such term in Section 4.4(a)(i).
     “UBES Business” has the meaning ascribed to such term in the Preamble and that statement will be true for each of the following defined terms.
     “UBES Membership Interest” has the meaning ascribed to such term in the Preamble and that statement will be true for each of the following defined terms.
     “US Bio Receivables” has the meaning ascribed to such term in Section 2.1.
     10.2 Payment of Sales, Use or Similar Taxes. All Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transfer of the Membership Interest to the Buyer or any of the Transferred Assets to UBES or UBEI shall be borne by the Seller.
     10.3 Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that the right to assert or seek any recovery with respect to any claims or actions with respect thereto (other than claims for indemnification with respect to the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6, 4.8, 4.10, 4.13, , 4.19, 4.20, 5.1 and 5.2, which right shall survive 60 days after the expiration of the applicable statute of limitation) shall terminate on the 4th anniversary of the Effective Date unless, within forty-eight (48) months after the Effective Date, written notice of such claims is given to the Seller or Buyer, as the case may be, or such actions are commenced (the “Survival Period”).
     10.4 Expenses. Except as otherwise provided in this Agreement, the Seller and the Buyer shall each bear his or its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby. If any party resorts to legal action to enforce any of its rights under this Agreement, the prevailing party will be entitled to recover its costs and expenses associated with such legal action, including, but not limited to court costs and reasonable attorneys’ fees at trial or appeal.
     10.5 Specific Performance. The Seller acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Buyer and that the Buyer will not have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including, without limitation, the Seller’s obligation to sell the Membership Interest to the Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
     10.6 Further Assurances. Seller and Buyer agree to execute and deliver other documents, certificates, agreements and other writings and to take other actions as may be reasonable, necessary, or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any agreement, document or instrument contemplated in this Agreement.
     10.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties

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hereto with respect to the subject matters hereof and supersedes all prior agreements, written or oral, including the Letter of Intent, with respect to such subject matters, other than such other agreements referenced herein and executed at Closing, which shall survive in accordance with their respective terms. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
     10.8 Governing Law Jurisdiction; Waiver of Jury Trial.
          (a) Governing Law. This Agreement shall be construed and interpreted according to the Internal Laws of the State of Minnesota, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.
          (b) Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Minnesota, Hennepin County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties to this Agreement submits to the jurisdiction of such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees with all claims in respect of the proceeding shall be heard and determined only in such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
          (c) Waiver of Jury Trail. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
     10.9 Table of Contents and Headings; Gender and Number. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. When the context requires, the gender of all words

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used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural
     10.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, by confirmed facsimile, by overnight courier or mailed by certified mail, return receipt requested, with all expenses of delivery being the responsibility of the sending party, to the respective parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Buyer, to:
AgMotion, Inc.
Attn: William F. Hren, CFO
700 US Trust Building
730 Second Avenue South
Minneapolis, Minnesota 55402
Telephone: (612) 486-3899
Facsimile: (612) 486-3999
With a copy (which shall not constitute notice) to:
Moss & Barnett, A Professional Association
4800 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Michael R. Nixt
Telephone: (612) 347-0300
Facsimile: (612) 339-6686
If to Seller, to:
US Bio Energy Corporation
5500 Cenex Drive
Mail Station 175
Inver Grove Heights, Minnesota 55077
Attn: Kirk Johnson
Telephone: 651-554-5052
Facsimile: 866-702-3263
     10.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.12 Binding Effect; No Beneficiary; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in

EXECUTION COPY
this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Buyer may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of the Buyer. Upon any such permitted assignment, the references in this Agreement to the Buyer shall also apply to any such assignee unless the context otherwise requires.
     10.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     10.14 Schedules and Exhibits. All annexes, schedules and exhibits referred to herein are intended to be and are specifically made a part of this Agreement.
     10.15 Construction. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.
[Signature pages to follow]

EXECUTION COPY
Signature page to the Membership Interest Purchase Agreement dated December 5, 2007 between US Bio Energy Corporation and AgMotion, Inc.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually or caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

US BIOENERGY CORPORATION

By	/s/ Gregory S. Schlicht

Its Vice President, General Counsel and Corporate Secretary

AGMOTION, INC.

By	/s/ Rolf Peters

Its President and CEO